Exhibit 99.3

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in millions, except share data)

	May 31, 2007	November 30, 2006
	(unaudited)
Assets
Cash and cash equivalents	$31,786	$20,606
Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements (including securities at fair value of $19,996 at May 31, 2007 and $8,648 at November 30, 2006)	47,114	29,565
Financial instruments owned (approximately $157 billion and $125 billion were pledged to various parties at May 31, 2007 and November 30, 2006, respectively):
U.S. government and agency securities	35,198	39,352
Other sovereign government obligations	28,764	27,305
Corporate and other debt	167,751	158,864
Corporate equities	99,728	86,058
Derivative contracts	56,461	55,443
Investments	10,050	4,725
Physical commodities	3,165	3,031

Total financial instruments owned	401,117	374,778
Securities received as collateral	112,236	64,588
Collateralized agreements:
Securities purchased under agreements to resell	144,051	175,787
Securities borrowed	252,213	299,631
Receivables:
Consumer loans (net of allowances of $784 at May 31, 2007 and $831 at November 30, 2006)	21,917	22,915
Customers	113,866	82,923
Brokers, dealers and clearing organizations	17,009	7,633
Other loans	14,334	11,908
Fees, interest and other	11,991	8,937
Other investments	13,302	3,232
Office facilities and other equipment, at cost (net of accumulated depreciation of $3,927 at May 31, 2007 and $3,645 at November 30, 2006)	4,501	4,086
Goodwill	2,977	2,792
Intangible assets (net of accumulated amortization of $151 million at May 31, 2007 and $109 million at November 30, 2006)	1,155	651
Other assets	10,424	11,160

Total assets	$1,199,993	$1,121,192

1

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION—(Continued)

(dollars in millions, except share data)

	May 31, 2007	November 30, 2006
	(unaudited)
Liabilities and Shareholders’ Equity
Commercial paper and other short-term borrowings	$33,747	$29,092
Deposits	43,577	28,343
Financial instruments sold, not yet purchased:
U.S. government and agency securities	18,085	26,168
Other sovereign government obligations	23,586	28,961
Corporate and other debt	6,321	10,336
Corporate equities	58,491	59,399
Derivative contracts	58,919	57,491
Physical commodities	1,147	764

Total financial instruments sold, not yet purchased	166,549	183,119
Obligation to return securities received as collateral	112,236	64,588
Collateralized financings:
Securities sold under agreements to repurchase	252,710	267,566
Securities loaned	147,216	150,257
Other secured financings	43,456	45,556
Payables:
Customers	142,080	134,907
Brokers, dealers and clearing organizations	13,656	7,635
Interest and dividends	6,541	4,746
Other liabilities and accrued expenses	26,782	24,975
Long-term borrowings	171,932	144,978

	1,160,482	1,085,762

Capital Units	—	66

Commitments and contingencies
Shareholders’ equity:
Preferred stock	1,100	1,100
Common stock, $0.01 par value;
Shares authorized: 3,500,000,000 at May 31, 2007 and November 30, 2006;
Shares issued: 1,211,701,552 at May 31, 2007 and November 30, 2006;
Shares outstanding: 1,051,690,047 at May 31, 2007 and 1,048,877,006 at November 30, 2006	12	12
Paid-in capital	2,165	2,213
Retained earnings	46,256	41,422
Employee stock trust	5,808	4,315
Accumulated other comprehensive loss	(119)	(35)
Common stock held in treasury, at cost, $0.01 par value;
160,011,505 shares at May 31, 2007 and 162,824,546 shares at November 30, 2006	(9,903)	(9,348)
Common stock issued to employee trust	(5,808)	(4,315)

Total shareholders’ equity	39,511	35,364

Total liabilities and shareholders’ equity	$1,199,993	$1,121,192

See Notes to Condensed Consolidated Financial Statements.

2

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except share and per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Investment banking	$1,913	$1,132	$3,140	$2,114
Principal transactions:
Trading	4,838	3,559	8,996	6,645
Investments	1,004	629	1,884	929
Commissions	1,123	994	2,128	1,914
Asset management, distribution and administration fees	1,596	1,321	3,075	2,589
Interest and dividends	15,400	9,504	29,571	19,462
Other	321	118	593	248

Total revenues	26,195	17,257	49,387	33,901
Interest expense	15,671	9,744	28,869	18,975

Net revenues	10,524	7,513	20,518	14,926

Non-interest expenses:
Compensation and benefits	4,994	3,587	9,769	7,597
Occupancy and equipment	279	215	539	425
Brokerage, clearing and exchange fees	366	340	727	632
Information processing and communications	286	272	563	531
Marketing and business development	199	155	352	275
Professional services	510	450	929	822
Other	366	193	659	433

Total non-interest expenses	7,000	5,212	13,538	10,715

Income from continuing operations before losses from unconsolidated investees and income taxes	3,524	2,301	6,980	4,211
(Losses)/gains from unconsolidated investees	(20)	24	(46)	5
Provision for income taxes	1,141	848	2,257	1,451

Income from continuing operations	2,363	1,477	4,677	2,765
Discontinued operations:
Gain from discontinued operations	349	583	913	1,036
Provision for income taxes	130	219	336	386

Gain/(loss) on discontinued operations	219	364	577	650

Net income	$2,582	$1,841	$5,254	$3,415

Preferred stock dividend requirements	$17	$—	$34	$—

Earnings applicable to common shareholders	$2,565	$1,841	$5,220	$3,415

Earnings per basic common share:
Income from continuing operations	$2.35	$1.46	$4.63	$2.72
Gain on discontinued operations	0.22	0.36	0.58	0.64

Earnings per basic common share	$2.57	$1.82	$5.21	$3.36

Earnings per diluted common share:
Income from continuing operations	$2.24	$1.40	$4.41	$2.61
Gain on discontinued operations	0.21	0.35	0.55	0.62

Earnings per diluted common share	$2.45	$1.75	$4.96	$3.23

Average common shares outstanding:
Basic	996,544,761	1,013,241,715	1,002,894,369	1,016,756,096

Diluted	1,045,643,087	1,054,733,745	1,051,684,753	1,056,493,761

See Notes to Condensed Consolidated Financial Statements.

3

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in millions)

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income	$2,582	$1,841	$5,254	$3,415
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	5	97	(97)	130
Net change in cash flow hedges	3	53	11	80
Minimum pension liability adjustment	—	—	2	—

Comprehensive income	$2,590	$1,991	$5,170	$3,625

See Notes to Condensed Consolidated Financial Statements.

4

MORGAN STANLEY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Six Months Ended May 31,
	2007	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,254	$3,415
Adjustments to reconcile net income to net cash used for operating activities:
Losses (gains) from unconsolidated investees	46	(5)
Compensation payable in common stock and options	1,266	1,215
Depreciation and amortization	254	365
Provision for consumer loan losses	399	285
Gain on sale of Quilter Holdings Ltd.	(168)	—
Aircraft-related charges	—	125
Changes in assets and liabilities:
Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements	(17,546)	(6,482)
Financial instruments owned, net of financial instruments sold, not yet purchased	(35,435)	(34,459)
Securities borrowed	47,418	(30,340)
Securities loaned	(3,041)	21,000
Receivables and other assets	(45,980)	(25,126)
Payables and other liabilities	16,383	24,245
Securities purchased under agreements to resell	31,736	(16,123)
Securities sold under agreements to repurchase	(15,491)	19,976

Net cash used for operating activities	(14,905)	(41,909)

CASH FLOWS FROM INVESTING ACTIVITIES
Net (payments for) proceeds from:
Office facilities and aircraft under operating leases	(607)	1,990
Business acquisitions, net of cash acquired	(1,167)	(1,676)
Sale of Quilter Holdings Ltd.	476	—
Net principal disbursed on consumer loans	(4,697)	(4,625)
Sales of consumer loans	5,301	6,613
Purchases of securities available for sale	(7,975)	—

Net cash (used for) provided by investing activities	(8,669)	2,302

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments for):
Short-term borrowings	4,441	2,908
Derivatives financing activities	(89)	(156)
Other secured financings	(8,547)	5,264
Deposits	15,214	3,897
Tax benefits associated with stock-based awards	181	39
Net proceeds from:
Issuance of common stock	602	229
Issuance of long-term borrowings	40,395	25,693
Payments for:
Repayments of long-term borrowings	(14,160)	(10,995)
Redemption of Capital Units	(66)	—
Repurchases of common stock	(2,609)	(1,312)
Cash dividends	(608)	(581)

Net cash provided by financing activities	34,754	24,986

Net increase (decrease) in cash and cash equivalents	11,180	(14,621)
Cash and cash equivalents, at beginning of period	20,606	29,414

Cash and cash equivalents, at end of period	$31,786	$14,793

See Notes to Condensed Consolidated Financial Statements.

5

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Introduction and Basis of Presentation.

The Company.    Morgan Stanley (the “Company”) is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group and Asset Management.

A summary of the activities of each of the Company’s business segments is as follows:

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; research; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; banking and cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income and alternative investments, which includes private equity, infrastructure, real estate, fund of funds and hedge funds, to institutional and retail clients through proprietary and third party retail distribution channels, intermediaries and the Company’s institutional distribution channel. Asset Management also engages in investment activities.

Discontinued Operations.

Discover.    On June 30, 2007, the Company completed the spin-off (the “Discover Spin-off”) of Discover Financial Services (“DFS”). The results of DFS prior to the Discover Spin-off are reported as discontinued operations for all periods presented.

Quilter Holdings Ltd.    The results of Quilter Holdings Ltd. (“Quilter”) are reported as discontinued operations for all periods presented through its sale on February 28, 2007. The results of Quilter were formerly included in the Global Wealth Management Group business segment.

Aircraft Leasing.    The results of the Company’s aircraft leasing business are reported as discontinued operations for all periods presented through its sale on March 24, 2006. The results of the Company’s aircraft leasing business were formerly included in the Institutional Securities business segment.

See Notes 15 and 21 for additional information on discontinued operations.

Basis of Financial Information.    The condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S., which require the Company to make estimates and assumptions regarding the valuations of certain financial instruments, the outcome of litigation and tax matters, incentive-based compensation accruals and other matters that affect the condensed consolidated financial statements and related disclosures. The Company believes that the estimates utilized in the preparation of the condensed consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

6

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

In connection with the Company’s application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” in fiscal 2006, the Company adjusted its opening retained earnings for fiscal 2006 and its financial results for the first two quarters of fiscal 2006. See Note 24 to the consolidated financial statements for the fiscal year ended November 30, 2006, included in the Company’s Current Report on Form 8-K dated April 10, 2007 (the “Form 8-K”).

All material intercompany balances and transactions have been eliminated.

The condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Form 8-K. The condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for the fair statement of the results for the interim period. The results of operations for interim periods are not necessarily indicative of results for the entire year.

Reclassifications.

Deferred Compensation plans.    The Company maintains various deferred compensation plans for the benefit of certain employees. Beginning in the quarter ended February 28, 2007, increases or decreases in assets or earnings associated with such plans are reflected in net revenues, and increases or decreases in liabilities associated with such plans are reflected in compensation expense. Previously, the increases or decreases in assets and liabilities associated with these plans were both recorded in net revenues. The amount of the reclassification that was recorded within net revenues was $245 million in the quarter ended February 28, 2007 and $93 million and $187 million for the quarter and six month period ended May 31, 2006.

Investments and Loans. During the second quarter of fiscal 2007, the Company reclassified investments that are accounted for at fair value from Other assets to Financial instruments owned—Investments in the condensed consolidated statement of financial condition. Gains and losses associated with these investments are reflected in Principal transactions—investments in the condensed consolidated statements of income.

During the second quarter of fiscal 2007, the Company reclassified investments that are not accounted for at fair value (such as investments accounted for under the equity or cost method) from Other assets to Other investments. Gains and losses associated with these investments are primarily reflected in Gains (losses) from unconsolidated investees.

During the second quarter of fiscal 2007, the Company reclassified certain structured loan products and other loans that are accounted for on an accrual basis to Receivables—Other loans. Previously, these amounts were included in Financial Instruments owned—corporate and other debt, Receivables—Customers and Receivables—Fees, interest and other. In addition, certain mortgage lending products accounted for at fair value that were previously included in Consumer loans have been reclassified to Financial instruments owned—corporate and other debt.

These reclassifications were primarily made in order to enhance the presentation of financial instruments on the Company’s condensed consolidated statement of financial condition in connection with the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”).

Segments.    Beginning in the second quarter of fiscal 2007, the Company’s real estate investing business is included within the results of the Asset Management business segment. Previously, this business was included in

7

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

the Institutional Securities business segment. Real estate advisory activities and certain passive limited partnership interests remain within Institutional Securities. Income before taxes associated with the real estate investing activities that were transferred to the Asset Management business segment was $101 million and $255 million for the quarter and six months ended May 31, 2007, and $52 million and $57 million for the quarter and six months ended May 31, 2006. In addition, activities associated with certain shareholder recordkeeping services are included within the Global Wealth Management Group business segment. Previously, these activities were included within the Asset Management business segment. These changes were made in order to reflect the manner in which these segments are currently managed.

For all of the above reclassifications, prior periods have been adjusted to conform to the current year’s presentation.

Consolidation.    The condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and other entities in which the Company has a controlling financial interest.

For entities where (1) the total equity investment at risk is sufficient to enable the entity to finance its activities independently, and (2) the equity holders bear the economic residual risks of the entity and have the right to make decisions about the entity’s activities, the Company consolidates those entities it controls through a majority voting interest or otherwise. For entities that do not meet these criteria, commonly known as variable interest entities (“VIE”), the Company consolidates those entities where the Company absorbs a majority of the expected losses or a majority of the expected residual returns, or both, of such entity.

Notwithstanding the above, certain securitization vehicles, commonly known as qualifying special purpose entities, are not consolidated by the Company if they meet certain criteria regarding the types of assets and derivatives they may hold, the types of sales they may engage in, and the range of discretion they may exercise in connection with the assets they hold.

For investments in entities in which the Company does not have a controlling financial interest, but has significant influence over operating and financial decisions, the Company generally applies the equity method of accounting. As discussed in Note 18, the Company has elected to fair value certain investments that had previously been accounted for under the equity method.

Equity and partnership interests held by entities qualifying for accounting purposes as investment companies are carried at fair value.

The Company’s U.S. and international subsidiaries include Morgan Stanley & Co. Incorporated (“MS&Co.”), Morgan Stanley & Co. International plc (“MSIP”), Morgan Stanley Japan Securities Co., Ltd. (“MSJS”), and Morgan Stanley Investment Advisors Inc. On April 1, 2007, the Company merged Morgan Stanley DW Inc. (“MSDWI”) into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., became the Company’s principal U.S. broker-dealer.

Income Statement Presentation.    The Company, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. In connection with the delivery of the various products and services to clients, the Company manages its revenues and related expenses in the aggregate. As such, when assessing the performance of its businesses, the Company considers its principal trading, investment banking, commissions and interest and dividend income, along with the associated interest expense and provision for loan losses, as one integrated activity for each of the Company’s separate businesses.

8

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The Company’s cost infrastructure supporting its businesses varies by activity. In some cases, these costs are directly attributable to one line of business, and, in other cases, such costs relate to multiple businesses. As such, when assessing the performance of its businesses, the Company does not consider these costs separately, but rather assesses performance in the aggregate along with the related revenues.

Therefore, the Company’s pricing structure considers various items, including the level of expenses incurred directly and indirectly to support the cost infrastructure, the risk it incurs in connection with a transaction, the overall client relationship and the availability in the market for the particular product and/or service. Accordingly, the Company does not manage or capture the costs associated with the products or services sold or its general and administrative costs by revenue line, in total or by product.

Revenue Recognition.

Investment Banking.    Underwriting revenues and fees for mergers, acquisitions and advisory assignments are recorded when services for the transactions are determined to be completed, generally as set forth under the terms of the engagement. Transaction-related expenses, primarily consisting of legal, travel and other costs directly associated with the transaction, are deferred and recognized in the same period as the related investment banking transaction revenue. Underwriting revenues are presented net of related expenses. Non-reimbursed expenses associated with advisory transactions are recorded within Non-interest expenses.

Commissions.    The Company generates commissions from executing and clearing customer transactions on stock, options and futures markets. Commission revenues are recorded in the accounts on trade date.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees are recognized over the relevant contract period, generally quarterly or annually. In certain management fee arrangements, the Company is entitled to receive performance-based fees (also referred to as incentive fees) when the return on assets under management exceeds certain benchmark returns or other performance targets. In such arrangements, performance fee revenue is accrued quarterly based on measuring account/fund performance to date versus the performance benchmark stated in the investment management agreement.

Financial Instruments.    The Company’s financial instruments owned and financial instruments sold, not yet purchased are recorded at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

As a result of the Company’s adoption of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), on December 1, 2006, the Company elected the fair value option for certain instruments. Such instruments included loans and other financial instruments held by subsidiaries that are not registered broker-dealers as defined in the AICPA Audit and Accounting Guide, Brokers and Dealers in Securities, or that are not held by investment companies as defined in the AICPA Audit and Accounting Guide, Investment Companies. A substantial portion of these positions, as well as the financial instruments included within Other secured financings, had been accounted for by the Company at fair value prior to the adoption of SFAS No. 159. Changes in the fair value of these positions are included within Principal transactions—trading revenues in the Company’s condensed consolidated statements of income.

Financial Instruments Used for Trading.    Financial instruments owned and Financial instruments sold, not yet purchased, which include cash and derivative products, are recorded at fair value in the condensed consolidated statements of financial condition, and gains and losses are reflected net in Principal transactions—trading

9

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

revenues in the condensed consolidated statements of income. Interest income and expense and dividend income are recorded within the condensed consolidated statements of income depending on the nature of the instrument and related market conventions.

The fair value of the Company’s financial instruments are generally based on or derived from bid prices or parameters for Financial instruments owned and ask prices or parameters for Financial instruments sold, not yet purchased.

A substantial percentage of the fair value of the Company’s financial instruments used for trading is based on observable market prices, observable market parameters, or is derived from such prices or parameters. The availability of observable market prices and pricing parameters can vary from product to product. Where available, observable market prices and pricing parameters in a product (or a related product) may be used to derive a price without requiring significant judgment. In certain markets, such as for products that are less actively traded, observable market prices or market parameters are not available, and fair value is determined using techniques appropriate for each particular product. These techniques involve some degree of judgment.

In the case of financial instruments transacted on recognized exchanges, the observable prices represent quotations for completed transactions from the exchange on which the financial instrument is principally traded. Also as a result of the adoption of SFAS No. 157 on December 1, 2006, the Company no longer utilizes block discounts in cases where it has large holdings of unrestricted financial instruments with quoted prices that are readily and regularly available in an active market.

In the case of over-the-counter (“OTC”) derivative contracts, fair value is derived primarily using pricing models, which may require multiple market input parameters. Where appropriate, valuation adjustments are made to account for credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable market data where available. The Company also uses pricing models to manage the risks introduced by OTC derivatives. Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed-form analytic formulae, such as the Black-Scholes option pricing model, simulation models or a combination thereof, applied consistently. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. Pricing models take into account the contract terms, including the maturity, as well as market parameters such as interest rates, volatility and the creditworthiness of the counterparty. As a result of the Company’s adoption of SFAS No. 157, the impact of the Company’s own credit spreads are also considered when measuring the fair value of liabilities, including certain OTC derivative contracts.

Prior to the adoption of SFAS No. 157, the Company followed the provisions of Emerging Issues Task Force (“EITF”) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (“EITF Issue No. 02-3”). See also Note 18. Under EITF Issue No. 02-3, in the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, revenue recognition at the inception of an OTC derivative financial instrument was not permitted. Such revenue was recognized in income at the earlier of when there was market value observability or at the end of the contract period. In the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, fair value was based on the transaction price. With the adoption of SFAS No. 157, the Company is no longer applying the revenue recognition criteria of EITF Issue No. 02-3.

10

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Purchases and sales of financial instruments and related expenses are recorded on trade date. The fair value of OTC financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying condensed consolidated statements of financial condition on a net-by-counterparty basis, when appropriate.

The Company nets cash collateral paid or received against its derivatives inventory under credit support annexes, which the Company views as conditional contracts, pursuant to legally enforceable master netting agreements.

Investment Activities.    Substantially all equity and debt investments purchased in connection with private equity and other investment activities are recorded at fair value and are included within Financial instruments owned—Investments in the condensed consolidated statements of financial condition, and gains and losses are primarily reflected in Principal transactions—investment revenues. The carrying value of such investments reflects expected exit values based upon appropriate valuation techniques applied on a consistent basis. Such techniques employ various market, income and cost approaches to determine fair value at the measurement date. The Company’s partnership interests are included within Financial instruments owned—Investments in the condensed consolidated statements of financial condition and are recorded based upon changes in the fair value of the underlying partnership’s net assets.

Financial Instruments Used for Asset and Liability Management.    The Company applies hedge accounting to various derivative financial instruments used to hedge interest rate, foreign exchange and credit risk arising from assets, liabilities and forecasted transactions. These instruments are included within Financial instruments owned—derivative contracts or Financial instruments sold, not yet purchased—derivative contracts within the condensed consolidated statements of financial condition.

These hedges are designated and qualify for accounting purposes as one of the following types of hedges: hedges of changes in fair value of assets and liabilities due to the risk being hedged (fair value hedges), hedges of the variability of future cash flows from forecasted transactions and floating rate assets and liabilities due to the risk being hedged (cash flow hedges) and hedges of net investments in foreign operations whose functional currency is different from the reporting currency of the parent company (net investment hedges).

For all hedges where hedge accounting is being applied, effectiveness testing and other procedures to ensure the ongoing validity of the hedges are performed at least monthly. The impact of hedge ineffectiveness and amounts excluded from the assessment of hedge effectiveness on the condensed consolidated statements of income was not material for all periods presented. If a derivative is de-designated as a hedge, it is thereafter accounted for as a financial instrument used for trading.

Fair Value Hedges—Interest Rate Risk.

In the first quarter of fiscal 2007, the Company began using regression analysis to perform an ongoing prospective and retrospective assessment of the effectiveness of these hedging relationships (i.e., the Company applied the “long-haul” method of hedge accounting). A hedging relationship is deemed to be effective if the fair values of the hedging instrument (derivative) and the hedged item (debt liability) change inversely within a range of 80% to 125%.

Previously, the Company’s designated fair value hedges consisted primarily of interest rate swaps designated as fair value hedges of changes in the benchmark interest rate of fixed rate borrowings, including both certificates of deposit and senior long-term borrowings. For these hedges, the Company ensured that the terms of the hedging

11

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

instruments and hedged items matched and other accounting criteria were met so that the hedges were assumed to have no ineffectiveness (i.e., the Company applied the “shortcut” method of hedge accounting). The Company also used interest rate swaps as fair value hedges of the benchmark interest rate risk of host contracts of equity-linked notes that contained embedded derivatives. For these hedging relationships, regression analysis was used for the prospective and retrospective assessments of hedge effectiveness.

For qualifying fair value hedges of benchmark interest rates, the changes in the fair value of the derivative and the changes in the fair value of the hedged liability provide offset of one another and, together with any resulting ineffectiveness, are recorded in Interest expense. When a derivative is de-designated as a hedge, any basis adjustment remaining on the hedged liability is amortized to Interest expense over the life of the liability using the effective interest method.

Fair Value Hedges—Credit Risk.

The Company has designated a portion of the credit derivative embedded in a non-recourse structured note liability as a fair value hedge of the credit risk arising from a loan receivable to which the structured note liability is specifically linked. Regression analysis is used to perform prospective and retrospective assessments of hedge effectiveness for this hedge relationship. The changes in the fair value of the derivative and the changes in the fair value of the hedged item provide offset of one another and, together with any resulting ineffectiveness, are recorded in Principal transactions–trading revenues.

Cash Flow Hedges.

Before the sale of the aircraft leasing business (see Note 15), the Company applied hedge accounting to interest rate swaps used to hedge variable rate long-term borrowings associated with this business. Changes in the fair value of the swaps were recorded in Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects, and then reclassified to Interest expense as interest on the hedged borrowings was recognized.

In connection with the sale of the aircraft leasing business, the Company de-designated the interest rate swaps associated with this business effective August 31, 2005 and no longer accounts for them as cash flow hedges. Amounts in Accumulated other comprehensive income (loss) related to those interest rate swaps continue to be reclassified to Interest expense since the related borrowings remain outstanding.

Net Investment Hedges.

The Company utilizes forward foreign exchange contracts and non-U.S. dollar-denominated debt to manage the currency exposure relating to its net investments in non-U.S. dollar functional currency operations. No hedge ineffectiveness is recognized in earnings since the notional amounts of the hedging instruments equal the portion of the investments being hedged, and, where forward contracts are used, the currencies being exchanged are the functional currencies of the parent and investee; where debt instruments are used as hedges, they are denominated in the functional currency of the investee. The gain or loss from revaluing hedges of net investments in foreign operations at the spot rate is deferred and reported within Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects. The forward points on the hedging instruments are recorded in Interest and dividend revenues.

Securitization Activities.    The Company engages in securitization activities related to commercial and residential mortgage loans, corporate bonds and loans, U.S. agency collateralized mortgage obligations, credit card loans and other types of financial assets (see Notes 3 and 4). The Company may retain interests in the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

securitized financial assets as one or more tranches of the securitization, undivided seller’s interests, accrued interest receivable subordinate to investors’ interests (see Note 4), cash collateral accounts, rights to any excess cash flows remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses, and other retained interests. The exposure to credit losses from securitized loans is limited to the Company’s retained contingent risk, which represents the Company’s retained interest in securitized loans, including any credit enhancement provided. The gain or loss on the sale of financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer, and each subsequent transfer in revolving structures, allocated between the assets sold and the retained interests based upon their respective fair values at the date of sale. To determine fair values, observable market prices are used if available. However, observable market prices are generally not available for retained interests so the Company estimates fair value based on the present value of expected future cash flows using its best estimates of the key assumptions, including forecasted credit losses, payment rates, forward yield curves and discount rates commensurate with the risks involved. The present value of future net excess cash flows that the Company estimates it will receive over the term of the securitized loans is recognized in income as the loans are securitized. An asset also is recorded and charged to income over the term of the securitized loans, with actual net excess cash flows continuing to be recognized in income as they are earned.

In connection with the adoption of SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS No. 156”) on December 1, 2006, the Company has elected to fair value mortgage servicing rights (see Note 3).

Securities Available for Sale.    In the second quarter of fiscal 2007, the Company purchased certain debt securities that have been classified as “securities available for sale”. Securities available for sale are reported at fair value within Other Investments in the condensed consolidated statement of financial condition with unrealized gains and losses reported in Other Comprehensive Income (net of tax). Realized gains and losses on securities available for sale are reported in earnings (see Note 19).

Stock-Based Compensation.    The Company early adopted SFAS No. 123R, “Share-Based Payment,” using the modified prospective approach as of December 1, 2004. SFAS No. 123R revised the fair value-based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarified guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to service periods.

For stock-based awards issued prior to the adoption of SFAS No. 123R, the Company’s accounting policy for awards granted to retirement-eligible employees was to recognize compensation cost over the service period specified in the award terms. The Company accelerates any unrecognized compensation cost for such awards if and when a retirement-eligible employee leaves the Company.

For fiscal 2005 year-end stock-based compensation awards that were granted to retirement-eligible employees in December 2005, the Company recognized the compensation cost for such awards at the date of grant instead of over the service period specified in the award terms. As a result, the Company recorded non-cash incremental compensation expenses of approximately $378 million in the first quarter of fiscal 2006 for stock-based awards granted to retirement-eligible employees as part of the fiscal 2005 year-end award process and for awards granted to retirement-eligible employees, including new hires, in the first quarter of fiscal 2006. These incremental expenses were included within Compensation and benefits expense and reduced income before taxes within the Institutional Securities ($270 million), Global Wealth Management Group ($80 million) and Asset Management ($28 million) business segments.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Consolidated Statements of Cash Flows.    For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less. In connection with business acquisitions, the Company assumed liabilities of $7,679 million and $30 million in the six months ended May 31, 2007 and May 31, 2006, respectively.

2.	Goodwill and Net Intangible Assets.

During the first quarter of fiscal 2007, the Company completed the annual goodwill impairment test (as of December 1 in each fiscal year). The Company’s testing did not indicate any goodwill impairment.

Changes in the carrying amount of the Company’s goodwill and intangible assets for the six month period ended May 31, 2007 were as follows:

	Institutional Securities	Global Wealth Management Group	Asset Management	Discover	Total
	(dollars in millions)
Goodwill:
Balance as of November 30, 2006	$701	$589	$968	$534	$2,792
Translation adjustments	—	7	—	2	9
Goodwill acquired during the period and other(1)	348	3	88	—	439
Goodwill disposed during the period(2)	(8)	(255)	—	—	(263)

Balance as of May 31, 2007	$1,041	$344	$1,056	$536	$2,977

	Institutional Securities	Global Wealth Management Group	Asset Management	Discover	Total
	(dollars in millions)
Intangible assets(3):
Balance as of November 30, 2006	$447	$—	$3	$201	$651
Intangible assets acquired during the period and other(1)	356	—	224	5	585
Intangible assets disposed during the period	(39)	—	—	—	(39)
Amortization expense(4)	(30)	—	(6)	(6)	(42)

Balance as of May 31, 2007	$734	$—	$221	$200	$1,155

(1)	Institutional Securities activity primarily represents goodwill and intangible assets acquired in connection with the Company’s acquisitions of Saxon Capital, Inc. and CityMortgage Bank. Asset Management activity represents goodwill and intangible assets acquired in connection with the Company’s acquisitions of FrontPoint Partners and Brookville Capital Management (see Note 16).
(2)	Activity primarily represents goodwill disposed in connection with the Company’s sale of Quilter (see Note 15).
(3)	Effective December 1, 2006, mortgage servicing rights have been included in net intangible assets. Amounts as of November 30, 2006 have been reclassified to conform with the current presentation. See Note 3 for further information on the Company’s mortgage servicing rights.
(4)	Amortization expense for DFS is included in discontinued operations.

3.	Collateralized and Securitization Transactions.

Securities purchased under agreements to resell (“reverse repurchase agreements”) and Securities sold under agreements to repurchase (“repurchase agreements”), principally government and agency securities, are carried at

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase agreements and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. The Company’s policy is to take possession of securities purchased under agreements to resell. Securities borrowed and Securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. Other secured financings include the liabilities related to transfers of financial assets that are accounted for as financings rather than sales, consolidated variable interest entities where the Company is deemed to be the primary beneficiary and certain equity-referenced securities and loans where in all instances these liabilities are payable solely from the cash flows of the related assets accounted for as Financial instruments owned.

The Company pledges its financial instruments owned to collateralize repurchase agreements and other securities financings. Pledged securities that can be sold or repledged by the secured party are identified as Financial instruments owned (pledged to various parties) in the condensed consolidated statements of financial condition. The carrying value and classification of securities owned by the Company that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge the collateral were as follows:

	At May 31, 2007	At November 30, 2006
	(dollars in millions)
Financial instruments owned:
U.S. government and agency securities	$9,863	$12,111
Other sovereign government obligations	1,126	893
Corporate and other debt	61,399	44,237
Corporate equities	1,928	6,662

Total	$74,316	$63,903

The Company enters into reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions to, among other things, acquire securities to cover short positions and settle other securities obligations, to accommodate customers’ needs and to finance the Company’s inventory positions. The Company also engages in securities financing transactions for customers through margin lending. Under these agreements and transactions, the Company either receives or provides collateral, including U.S. government and agency securities, other sovereign government obligations, corporate and other debt, and corporate equities. The Company receives collateral in the form of securities in connection with reverse repurchase agreements, securities borrowed and derivative transactions, and customer margin loans. In many cases, the Company is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, to enter into securities lending and derivative transactions or for delivery to counterparties to cover short positions. At May 31, 2007 and November 30, 2006, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was $1,022 billion and $942 billion, respectively, and the fair value of the portion that has been sold or repledged was $837 billion and $780 billion, respectively.

The Company additionally receives securities as collateral in connection with certain securities for securities transactions in which the Company is the lender. In instances where the Company is permitted to sell or repledge these securities, the Company reports the fair value of the collateral received and the related obligation to return the collateral in the condensed consolidated statement of financial condition. At May 31, 2007 and November 30, 2006, $112,236 million and $64,588 million, respectively, were reported as Securities received as collateral and an Obligation to return securities received as collateral in the condensed consolidated statements of financial condition. Collateral received in connection with these transactions that was subsequently repledged was approximately $82 billion and $45 billion at May 31, 2007 and November 30, 2006, respectively.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The Company manages credit exposure arising from reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions by, in appropriate circumstances, entering into master netting agreements and collateral arrangements with counterparties that provide the Company, in the event of a customer default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations. The Company also monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral to ensure such transactions are adequately collateralized. Where deemed appropriate, the Company’s agreements with third parties specify its rights to request additional collateral. Customer receivables generated from margin lending activity are collateralized by customer-owned securities held by the Company. For these transactions, adherence to the Company’s collateral policies significantly limits the Company’s credit exposure in the event of customer default. The Company may request additional margin collateral from customers, if appropriate, and, if necessary, may sell securities that have not been paid for or purchase securities sold, but not delivered from customers.

In connection with its Institutional Securities business, the Company engages in securitization activities related to residential and commercial mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, and other types of financial assets. These assets are carried at fair value, and any changes in fair value are recognized in the condensed consolidated statements of income. The Company may act as underwriter of the beneficial interests issued by securitization vehicles. Underwriting net revenues are recognized in connection with these transactions. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the condensed consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the condensed consolidated statements of income. Retained interests in securitized financial assets associated with the Institutional Securities business were approximately $5.0 billion at May 31, 2007, the majority of which were related to residential mortgage loan, U.S. agency collateralized mortgage obligation and commercial mortgage loan securitization transactions. Net gains at the time of securitization were not material in the six month period ended May 31, 2007. The assumptions that the Company used to determine the fair value of its retained interests at the time of securitization related to those transactions that occurred during the quarter and six month period ended May 31, 2007 were not materially different from the assumptions included in the table below.

The following table presents information on the Company’s residential mortgage loan, U.S. agency collateralized mortgage obligation and commercial mortgage loan securitization transactions. Key economic assumptions and the sensitivity of the current fair value of the retained interests to immediate 10% and 20% adverse changes in those assumptions at May 31, 2007 were as follows (dollars in millions):

	Residential Mortgage Loans	U.S. Agency Collateralized Mortgage Obligations		Commercial Mortgage Loans
Retained interests (carrying amount/fair value)	$3,247	$863		$727
Weighted average life (in months)	41	74		83
Credit losses (rate per annum)	0.00-5.75%	—		0.00-11.20%
Impact on fair value of 10% adverse change	$(217)	$—		$(5)
Impact on fair value of 20% adverse change	$(409)	$—		$(10)
Weighted average discount rate (rate per annum)	10.44%	5.69%		7.22%
Impact on fair value of 10% adverse change	$(72)	$(22)		$(21)
Impact on fair value of 20% adverse change	$(139)	$(43)		$(43)
Prepayment speed assumption(1)(2)	162-7500PSA	138-385	PSA	—
Impact on fair value of 10% adverse change	$(188)	$(3)		$—
Impact on fair value of 20% adverse change	$(273)	$(6)		$—

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(1)	Amounts for residential mortgage loans exclude positive valuation effects from immediate 10% and 20% changes.
(2)	Commercial mortgage loans typically contain provisions that either prohibit or economically penalize the borrower from prepaying the loan for a specified period of time.

The table above does not include the offsetting benefit of any financial instruments that the Company may utilize to hedge risks inherent in its retained interests. In addition, the sensitivity analysis is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may take to mitigate the impact of any adverse changes in the key assumptions.

In connection with its Institutional Securities business, during the six month periods ended May 31, 2007 and 2006, the Company received proceeds from new securitization transactions of $33.7 billion and $31.0 billion, respectively, and cash flows from retained interests in securitization transactions of $3.2 billion and $2.8 billion, respectively.

Mortgage Servicing Rights.    In connection with its Institutional Securities business, the Company may retain servicing rights to certain mortgage loans that are sold through its securitization activities. These transactions create an asset referred to as mortgage servicing rights (“MSRs”), which are included within Intangible assets in the condensed consolidated statements of financial condition.

In March 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 156, which requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. The Company adopted SFAS No. 156 on December 1, 2006 and has elected to fair value MSRs held as of the date of adoption. This election did not have a material impact on the Company’s opening balance of Retained earnings as of December 1, 2006. The Company also elected to fair value MSRs acquired after December 1, 2006.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table presents information about the Company’s MSRs, which relate to its mortgage loan business activities (dollars in millions):

	Three Months Ended May 31, 2007	Six Months Ended May 31, 2007
	(dollars in millions)
Fair value as of the beginning of the period	$287	$93
Additions:
Purchases of servicing assets(1)	81	268
Servicing assets that result from transfers of financial assets	87	137

Total Additions	168	405
Subtractions:
Sales/Disposals	(91)	(109)
Changes in fair value(2)	(26)	(51)

Fair value as of the end of the period	$338	$338

Amount of contractually specified(2):
Servicing fees	$38	$76
Late fees	6	12
Ancillary fees	—	1

	$44	$89

(1)	Includes MSRs obtained in connection with the Company’s acquisition of Saxon Capital, Inc. (see Note 16).
(2)	These amounts are recorded within Servicing and securitization income in the Company’s condensed consolidated statements of income.

Assumptions Used in Measuring Fair Value:
Weighted average discount rate	16.97%
Weighted average prepayment speed assumption	714 PSA

The Company generally utilizes information provided by third parties in order to determine the fair value of its MSRs. The valuation of MSRs consist of projecting servicing cash flows and discounting such cash flows using an appropriate risk-adjusted discount rate. These valuations require estimation of various assumptions, including future servicing fees, credit losses and other related costs, discount rates and mortgage prepayment speeds. The Company also compares the estimated fair values of the MSRs from the valuations with observable trades of similar instruments or portfolios. Due to subsequent changes in economic and market conditions, the actual rates of prepayments, credit losses and the value of collateral may differ significantly from the Company’s original estimates. Such differences could be material. If actual prepayment rates and credit losses were higher than those assumed, the value of the Company’s MSRs could be adversely affected. The Company may hedge a portion of its MSRs through the use of financial instruments, including certain derivative contracts.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

4.	Consumer Loans.

Consumer loans, which primarily related to general purpose credit card and consumer installment loans of Discover, were as follows:

	At May 31, 2007	At November 30, 2006(1)
	(dollars in millions)
General purpose credit card and consumer installment	$22,701	$23,746
Less:
Allowance for consumer loan losses	784	831

Consumer loans, net	$21,917	$22,915

Activity in the allowance for consumer loan losses was as follows:

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(dollars in millions)
Balance at beginning of period	$790	$785	$831	$838
Additions:
Provision for consumer loan losses(2)	204	130	399	285
Purchase of consumer loans(3)	—	9	—	53
Deductions:
Charge-offs	(256)	(192)	(539)	(492)
Recoveries	47	42	94	89

Net charge-offs	(209)	(150)	(445)	(403)
Translation adjustments and other	(1)	2	(1)	3

Balance at end of period	$784	$776	$784	$776

(1)	Certain reclassifications have been made to prior-period amounts to conform to the current period’s presentation.
(2)	Included in discontinued operations.
(3)	Amount relates to the Company’s acquisition of Goldfish and other acquisitions.

At May 31, 2007, the Company had commitments to extend credit for consumer loans of approximately $269 billion. Such commitments arose primarily from agreements with customers for unused lines of credit on certain credit cards, provided there was no violation of conditions established in the related agreement. These commitments, substantially all of which the Company could terminate at any time and which did not necessarily represent future cash requirements, were periodically reviewed based on account usage and customer creditworthiness. As a result of the completion of the Discover Spin-off, the Company no longer has these commitments.

At May 31, 2007 and November 30, 2006, $504 million and $1,056 million, respectively, of the Company’s consumer loans were classified as held for sale.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Credit Card Securitization Activities.    The Company’s retained interests in Discover’s credit card asset securitizations include undivided seller’s interests, accrued interest receivable on securitized credit card receivables, cash collateral accounts, rights to any excess cash flows (“Residual Interests”) remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses, and other retained interests. The undivided seller’s interests less an applicable allowance for loan losses was recorded in Consumer loans. The Company’s undivided seller’s interests rank pari passu with investors’ interests in the securitization trusts, and the remaining retained interests were subordinate to investors’ interests. Accrued interest receivable and certain other subordinated retained interests were recorded in Other assets at amounts that approximated fair value. The Company received annual servicing fees based on a percentage of the investor principal balance outstanding. The Company did not recognize servicing assets or servicing liabilities for servicing rights as the servicing contracts provide just adequate compensation, as defined in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”), to the Company for performing the servicing. Residual Interests and cash collateral accounts were recorded in Other assets and reflected at fair value. At May 31, 2007, the Company had $14,855 million of retained interests, including $11,165 million of undivided seller’s interests (included within Consumer loans), in credit card asset securitizations. The retained interests were subject to credit, payment and interest rate risks on the transferred credit card assets. The investors and the securitization trusts had no recourse to the Company’s other assets for failure of cardmembers to pay when due.

Securitized general purpose credit card loans were $28.7 billion and $26.7 billion at May 31, 2007 and November 30, 2006, respectively.

Key economic assumptions used in measuring the Residual Interests at the date of securitization resulting from credit card asset securitizations completed during the six month periods ended May 31, 2007 were as follows:

	Six Months Ended May 31,
	2007	2006
Weighted average life (in months)	4.7 – 5.0	3.7 – 4.7
Payment rate (rate per month)	20.06 – 20.92%	19.69 – 21.34%
Credit losses (rate per annum)	4.23 –4.38%	4.72 – 5.23%
Discount rate (rate per annum)	11.00%	11.00%

Key economic assumptions and the sensitivity of the current fair value of the Residual Interests to immediate 10% and 20% adverse changes in those assumptions were as follows (dollars in millions):

At May 31, 2007
Residual Interests (carrying amount/fair value)	$373
Weighted average life (in months)	4.6
Weighted average payment rate (rate per month)	20.06%
Impact on fair value of 10% adverse change	$(29)
Impact on fair value of 20% adverse change	$(53)
Weighted average credit losses (rate per annum)	4.23%
Impact on fair value of 10% adverse change	$(40)
Impact on fair value of 20% adverse change	$(80)
Weighted average discount rate (rate per annum)	11.00%
Impact on fair value of 10% adverse change	$(2)
Impact on fair value of 20% adverse change	$(3)

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The sensitivity analysis in the table above is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the Residual Interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower payments and increased credit losses), which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may have taken to mitigate the impact of any adverse changes in the key assumptions.

The table below presents quantitative information about delinquencies and components of managed general purpose credit card loans, including securitized loans (dollars in millions):

	At May 31, 2007		Six Months Ended May 31, 2007
	Loans Outstanding	Loans Delinquent	Average Loans
Managed general purpose credit card loans	$51,265	$1,602	$51,000
Less: Securitized general purpose credit card loans	28,717

Owned general purpose credit card loans	$22,548

5.	Long-Term Borrowings and Capital Units.

Long-term Borrowings.    Long-term borrowings at May 31, 2007 scheduled to mature within one year aggregated $24,193 million.

During the six month period ended May 31, 2007, the Company issued senior notes with a carrying value at quarter end aggregating $41,123 million, including non-U.S. dollar currency notes aggregating $18,630 million. Maturities in the aggregate of these notes by fiscal year are as follows: 2007, $256 million; 2008, $3,311 million; 2009, $4,275 million; 2010, $6,247 million; 2011, $1,249 million; and thereafter, $25,785 million. In the six month period ended May 31, 2007, $14,160 million of senior notes were repaid.

The weighted average maturity of the Company’s long-term borrowings, based upon stated maturity dates, was approximately 5.6 years at May 31, 2007.

Capital Units.    The Company redeemed all $66 million of the outstanding Capital Units on February 28, 2007.

6.	Shareholders’ Equity.

Regulatory Requirements.    On April 1, 2007, the Company merged MSDWI into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., became the Company’s principal U.S. broker-dealer. MS&Co. is a registered broker-dealer and registered futures commission merchant and, accordingly, subject to the minimum net capital requirements of the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, Inc. and the Commodity Futures Trading Commission. MS&Co. has consistently operated in excess of these requirements. MS&Co.’s net capital totaled $5,120 million at May 31, 2007, which exceeded the amount required by $3,300 million. MSIP, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority, and MSJS, a Tokyo-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Agency. MSIP and MSJS consistently operated in excess of their respective regulatory capital requirements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Under regulatory capital requirements adopted by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At May 31, 2007, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company’s FDIC-insured financial institutions exceeded these regulatory minimums.

Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company’s triple-A rated derivative products subsidiary, maintains certain operating restrictions that have been reviewed by various rating agencies.

The Company is a consolidated supervised entity (“CSE”) as defined by the SEC. As such, the Company is subject to group-wide supervision and examination by the SEC and to minimum capital requirements on a consolidated basis. As of May 31, 2007, the Company was in compliance with the CSE capital requirements.

MS&Co. is required to hold tentative net capital in excess of $1 billion and net capital in excess of $500 million in accordance with the market and credit risk standards of Appendix E of Rule 15c3-1. MS&Co. is also required to notify the SEC in the event that its tentative net capital is less than $5 billion. As of May 31, 2007, MS&Co. had tentative net capital in excess of the minimum and the notification requirements.

Treasury Shares.    During the six month period ended May 31, 2007, the Company purchased approximately $2.6 billion of its common stock through open market purchases at an average cost of $79.57 per share. During the six month period ended May 31, 2006, the Company purchased approximately $1.3 billion of its common stock through open market purchases at an average cost of $59.47 per share.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

7.	Earnings per Common Share.

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of all dilutive securities. The following table presents the calculation of basic and diluted EPS (in millions, except for per share data):

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
Basic EPS:
Income from continuing operations	$2,363	$1,477	$4,677	$2,765
Gain on discontinued operations	219	364	577	650
Preferred stock dividend requirements	(17)	—	(34)	—

Net income applicable to common shareholders	$2,565	$1,841	$5,220	$3,415

Weighted average common shares outstanding	997	1,013	1,003	1,017

Earnings per basic common share:
Income from continuing operations	$2.35	$1.46	$4.63	$2.72
Gain on discontinued operations	0.22	0.36	0.58	0.64

Earnings per basic common share	$2.57	$1.82	$5.21	$3.36

Diluted EPS:
Net income applicable to common shareholders	$2,565	$1,841	$5,220	$3,415

Weighted average common shares outstanding	997	1,013	1,003	1,017
Effect of dilutive securities:
Stock options and restricted stock units	49	42	49	39

Weighted average common shares outstanding and common stock equivalents	1,046	1,055	1,052	1,056

Earnings per diluted common share:
Income from continuing operations	$2.24	$1.40	$4.41	$2.61
Gain on discontinued operations	0.21	0.35	0.55	0.62

Earnings per diluted common share	$2.45	$1.75	$4.96	$3.23

The following securities were considered antidilutive and therefore were excluded from the computation of diluted EPS:

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(shares in millions)
Number of antidilutive securities (including stock options and restricted stock units) outstanding at end of period	17	40	18	42

Cash dividends declared per common share were $0.27 and $0.54 for the quarter and six month periods ended May 31, 2007 and 2006, respectively.

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(UNAUDITED)

8.	Commitments and Contingencies.

Letters of Credit and Other Financial Guarantees.    At May 31, 2007 and November 30, 2006, the Company had approximately $11.9 billion and $5.8 billion, respectively, of letters of credit and other financial guarantees outstanding to satisfy various collateral requirements.

Securities Activities.    In connection with certain of its Institutional Securities business activities, the Company provides loans or lending commitments (including bridge financing) to selected clients. The borrowers may be rated investment grade or non-investment grade. These loans and commitments have varying terms, may be senior or subordinated and/or secured or non-secured, are generally contingent upon representations, warranties and contractual conditions applicable to the borrower, and may be syndicated, hedged or traded by the Company.

The aggregate amount of the investment grade and non-investment grade lending commitments are shown below:

	At May 31, 2007	At November 30, 2006
	(dollars in millions)
Investment grade corporate lending commitments	$45,328	$37,030
Non-investment grade corporate lending commitments	34,760	19,351

Total	$80,088	$56,381

Financial instruments sold, not yet purchased include obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company’s ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the condensed consolidated statements of financial condition.

The Company has commitments to fund other less liquid investments, including, at May 31, 2007, $916 million in connection with investment activities, $1,062 million related to forward purchase contracts involving mortgage loans, $628 million related to mortgage loan originations and $1,162 million related to commercial loan commitments to small businesses and commitments related to securities-based lending activities. As of May 31, 2007, the Company also had commitments of $16,992 million related to secured lending transactions. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit, to clients that may subject the Company to increased credit and liquidity risks.

At May 31, 2007, the Company had commitments to enter into reverse repurchase and repurchase agreements of approximately $118 billion and $77 billion, respectively.

Legal.    In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or in financial distress.

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(UNAUDITED)

The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. The number of reviews, investigations and proceedings has increased in recent years with regards to many firms in the financial services industry, including the Company.

The Company contests liability and/or the amount of damages as appropriate in each pending matter. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss, if any, related to such matters, how or if such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief, if any, might be. Subject to the foregoing, and except for the pending matter described in the paragraphs below, the Company believes, based on current knowledge and after consultation with counsel, that the outcome of the pending matters will not have a material adverse effect on the condensed consolidated financial condition of the Company, although the outcome of such matters could be material to the Company’s operating results and cash flows for a particular future period, depending on, among other things, the level of the Company’s revenues or income for such period. Legal reserves have been established in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”). Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change.

Coleman Litigation.    On May 8, 2003, Coleman (Parent) Holdings Inc. (“CPH”) filed a complaint against the Company in the Circuit Court of the Fifteenth Judicial Circuit for Palm Beach County, Florida. The complaint relates to the 1998 merger between The Coleman Company, Inc. (“Coleman”) and Sunbeam, Inc. (“Sunbeam”). The complaint, as amended, alleges that CPH was induced to agree to the transaction with Sunbeam based on certain financial misrepresentations, and it asserts claims against the Company for aiding and abetting fraud, conspiracy and punitive damages. Shortly before trial, which commenced in April 2005, the trial court granted, in part, a motion for entry of a default judgment against the Company and ordered that portions of CPH’s complaint, including those setting forth CPH’s primary allegations against the Company, be read to the jury and deemed established for all purposes in the action. In May 2005, the jury returned a verdict in favor of CPH and awarded CPH $604 million in compensatory damages and $850 million in punitive damages. On June 23, 2005, the trial court issued a final judgment in favor of CPH in the amount of $1,578 million, which includes prejudgment interest and excludes certain payments received by CPH in settlement of related claims against others.

On June 27, 2005, the Company filed a notice of appeal with the District Court of Appeal for the Fourth District of Florida (the “Court of Appeal”) and posted a supersedeas bond, which automatically stayed execution of the judgment pending appeal. Included in cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements in the condensed consolidated statement of financial condition at May 31, 2007 is $1,845 million of money market deposits that have been pledged to obtain the supersedeas bond. The Company filed its initial brief in support of its appeal on December 7, 2005, and, on June 28, 2006, the Court of Appeal heard oral argument. The Company’s appeal sought to reverse the judgment of the trial court on several grounds and asked that the case be remanded for entry of a judgment in favor of the Company or, in the alternative, for a new trial.

On March 21, 2007, the Court of Appeal issued an opinion reversing the trial court’s award for compensatory and punitive damages and remanding the case to the trial court for entry of a judgment for the Company. On June 4, 2007, the Court of Appeal’s March 21, 2007 opinion became final when the Court of Appeal issued an

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(UNAUDITED)

order denying CPH’s motions for rehearing, rehearing en banc and for certification of certain questions for review by the Florida Supreme Court. On June 11, 2007, the trial court issued an order cancelling the supersedeas bond that the Company had posted. On July 2, 2007 CPH filed a petition with the Florida Supreme Court asking that court to review the Court of Appeal’s decision. The Company is maintaining a reserve for the Coleman litigation. The reserve is presently $360 million, which the Company believes to be a reasonable estimate, under SFAS No. 5, of the low end of the range of its probable exposure in the event the Court of Appeal’s March 21, 2007 opinion is reversed or modified as a result of further appellate proceedings and the case remanded for a new trial. If the trial court’s compensatory and/or punitive awards are ultimately upheld on appeal, in whole or in part, the Company may incur an additional expense equal to the difference between the amount affirmed on appeal (and post-judgment interest thereon) and the amount of the reserve. While the Company cannot predict with certainty the amount of such additional expense, such additional expense could have a material adverse effect on the condensed consolidated financial condition of the Company and/or the Company’s or Institutional Securities’ operating results and cash flows for a particular future period, and the upper end of the range could exceed $1.4 billion.

Income Taxes.    For information on contingencies associated with income tax examinations, see Note 17.

9.	Derivative Contracts.

In the normal course of business, the Company enters into a variety of derivative contracts related to financial instruments and commodities. The Company uses these instruments for trading and investment purposes, as well as for asset and liability management. These instruments generally represent future commitments to swap interest payment streams, exchange currencies, or purchase or sell commodities and other financial instruments on specific terms at specified future dates. Many of these products have maturities that do not extend beyond one year, although swaps, options and equity warrants typically have longer maturities. For further discussion of these matters, refer to Note 11 to the consolidated financial statements for the fiscal year ended November 30, 2006, included in the Form 8-K.

Future changes in interest rates, foreign currency exchange rates or the fair values of the financial instruments, commodities or indices underlying these contracts ultimately may result in cash settlements exceeding fair value amounts recognized in the condensed consolidated statements of financial condition. The amounts in the following table represent the fair value of exchange traded and OTC options and other contracts (including interest rate, foreign exchange, and other forward contracts and swaps) for derivatives for trading and investment and for asset and liability management, net of offsetting positions in situations where netting is appropriate. The asset amounts are not reported net of non-cash collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses.

Credit risk with respect to derivative instruments arises from the failure of a counterparty to perform according to the terms of the contract. The Company’s exposure to credit risk at any point in time is represented by the fair value of the contracts reported as assets. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary.

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(UNAUDITED)

The Company’s derivatives (both listed and OTC), net of cash collateral, at May 31, 2007 and November 30, 2006 are summarized in the table below, showing the fair value of the related assets and liabilities by product:

	At May 31, 2007		At November 30, 2006
Product Type	Assets	Liabilities	Assets	Liabilities
	(dollars in millions)
Interest rate and currency swaps, interest rate options, credit derivatives and other fixed income securities contracts	$21,565	$13,564	$19,444	$15,688
Foreign exchange forward contracts and options	5,974	7,420	7,325	7,725
Equity securities contracts (including equity swaps, warrants and options)	17,134	26,772	16,705	23,155
Commodity forwards, options and swaps	11,788	11,163	11,969	10,923

Total	$56,461	$58,919	$55,443	$57,491

10.	Segment Information.

The Company structures its segments primarily based upon the nature of the financial products and services provided to customers and the Company’s management organization. The Company provides a wide range of financial products and services to its customers in each of its business segments: Institutional Securities, Global Wealth Management Group and Asset Management. For further discussion of the Company’s business segments, see Note 1. Certain reclassifications have been made to prior-period amounts to conform to the current period’s presentation.

Revenues and expenses directly associated with each respective segment are included in determining their operating results. Other revenues and expenses that are not directly attributable to a particular segment are allocated based upon the Company’s allocation methodologies, generally based on each segment’s respective net revenues, non-interest expenses or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an “Intersegment Eliminations” category to reconcile the segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations primarily represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by Asset Management to the Global Wealth Management Group associated with sales of certain products and the related compensation costs paid to the Global Wealth Management Group’s global representatives.

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(UNAUDITED)

Selected financial information for the Company’s segments is presented below:

Three Months Ended May 31, 2007	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$7,862	$1,483	$1,517	$(67)	$10,795
Net interest	(433)	159	(8)	11	(271)

Net revenues	$7,429	$1,642	$1,509	$(56)	$10,524

Income from continuing operations before losses from unconsolidated investees and income taxes	$2,950	$264	$303	$7	$3,524
Losses from unconsolidated investees	20	—	—	—	20
Provision for income taxes	932	102	105	2	1,141

Income from continuing operations(2)	$1,998	$162	$198	$5	$2,363

Three Months Ended May 31, 2006	Institutional Securities(1)	Global Wealth Management Group(1)	Asset Management(1)	Intersegment Eliminations(1)	Total
	(dollars in millions)
Net revenues excluding net interest	$5,671	$1,271	$896	$(85)	$7,753
Net interest	(366)	129	2	(5)	(240)

Net revenues	$5,305	$1,400	$898	$(90)	$7,513

Income from continuing operations before gains (losses) from unconsolidated investees and income taxes	$1,899	$158	$262	$(18)	$2,301
Gains from unconsolidated investees	24	—	—	—	24
Provision for income taxes	700	52	103	(7)	848

Income from continuing operations(2)	$1,223	$106	$159	$(11)	$1,477

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(UNAUDITED)

Six Months Ended May 31, 2007	Institutional Securities(1)	Global Wealth Management Group(1)	Asset Management(1)	Intersegment Eliminations(1)	Total
	(dollars in millions)
Net revenues excluding net interest	$14,194	$2,858	$2,888	$(124)	$19,816
Net interest	397	295	(11)	21	702

Net revenues	$14,591	$3,153	$2,877	$(103)	$20,518

Income from continuing operations before losses from unconsolidated investees and income taxes	$5,795	$490	$682	$13	$6,980
Losses from unconsolidated investees	46	—	—	—	46
Provision for income taxes	1,810	189	254	4	2,257

Income from continuing operations(2)	$3,939	$301	$428	$9	$4,677

Six Months Ended May 31, 2006	Institutional Securities(1)	Global Wealth Management Group(1)	Asset Management(1)	Intersegment Eliminations(1)	Total
	(dollars in millions)
Net revenues excluding net interest	$10,482	$2,472	$1,632	$(147)	$14,439
Net interest	259	217	3	8	487

Net revenues	$10,741	$2,689	$1,635	$(139)	$14,926

Income from continuing operations before gains (losses) from unconsolidated investees and income taxes	$3,606	$178	$428	$(1)	$4,211
Gains from unconsolidated investees	5	—	—	—	5
Provision for income taxes	1,222	60	169	—	1,451

Income from continuing operations(2)	$2,389	$118	$259	$(1)	$2,765

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(UNAUDITED)

Net Interest	Institutional Securities	Global Wealth Management Group	Asset Management	Intersegment Eliminations	Total
	(dollars in millions)
Three Months Ended May 31, 2007
Interest and dividends	$15,193	$298	$29	$(120)	$15,400
Interest expense	15,626	139	37	(131)	15,671

Net interest	$(433)	$159	$(8)	$11	$(271)

Three Months Ended May 31, 2006
Interest and dividends	$9,338	$243	$10	$(87)	$9,504
Interest expense	9,704	114	8	(82)	9,744

Net interest	$(366)	$129	$2	$(5)	$(240)

Six Months Ended May 31, 2007
Interest and dividends	$29,214	$572	$43	$(258)	$29,571
Interest expense	28,817	277	54	(279)	28,869

Net interest	$397	$295	$(11)	$21	$702

Six Months Ended May 31, 2006
Interest and dividends	$19,160	$446	$16	$(160)	$19,462
Interest expense	18,901	229	13	(168)	18,975

Net interest	$259	$217	$3	$8	$487

Total Assets(1)(3)	Institutional Securities	Global Wealth Management Group	Asset Management	Discover	Total
	(dollars in millions)
At May 31, 2007	$1,131,925	$21,683	$10,712	$35,673	$1,199,993

At November 30, 2006	$1,063,985	$21,232	$6,908	$29,067	$1,121,192

(1)	Certain reclassifications have been made to prior-period amounts to conform to the current period’s presentation.
(2)	See Note 15 for a discussion of discontinued operations.
(3)	Corporate assets have been fully allocated to the Company’s business segments.

11.	Variable Interest Entities.

FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities,” applies to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. The Company is involved with various entities in the normal course of business that may be deemed to be VIEs and may hold interests therein, including debt securities, interest-only strip investments and derivative instruments that may be considered variable interests. Transactions associated with these entities include asset- and mortgage-backed securitizations and structured financings (including collateralized debt, bond or loan obligations and credit-linked notes). The Company engages in these transactions principally to facilitate client needs and as a means of selling financial assets. The Company consolidates entities in which it is deemed to be the primary beneficiary. For those entities

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(UNAUDITED)

deemed to be qualifying special purpose entities (as defined in SFAS No. 140), which includes the credit card asset securitization master trusts (see Note 4), the Company does not consolidate the entity.

The Company purchases and sells interests in entities that may be deemed to be VIEs in the ordinary course of its business. As a result of these activities, it is possible that such entities may be consolidated and deconsolidated at various points in time. Therefore, the Company’s variable interests described below may not be held by the Company at the end of future quarterly reporting periods.

At May 31, 2007, in connection with its Institutional Securities business, the aggregate size of VIEs, including financial asset-backed securitization, mortgage-backed securitization, collateralized debt obligation, credit-linked note, structured note, municipal bond trust, loan issuing, commodities monetization, equity-linked note, equity fund and exchangeable trust entities, for which the Company was the primary beneficiary of the entities was approximately $51.4 billion, which is the carrying amount of the consolidated assets recorded as Financial instruments owned that are collateral for the entities’ obligations. The nature and purpose of these entities that the Company consolidated were to issue a series of notes to investors that provides the investors a return based on the holdings of the entities. These transactions were executed to facilitate client investment objectives. The structured note, equity-linked note, equity fund, certain credit-linked note, certain collateralized debt obligation, certain mortgage-backed securitization, certain financial asset-backed securitization and municipal bond transactions also were executed as a means of selling financial assets. The Company consolidates those entities where it holds either the entire class or a majority of the class of subordinated notes or entered into a derivative instrument with the VIE, which bears the majority of the expected losses or receives a majority of the expected residual returns of the entities. The Company accounts for the assets held by the entities as Financial instruments owned and the liabilities of the entities as Other secured financings.

At May 31, 2007, also in connection with its Institutional Securities business, the aggregate size of the entities for which the Company holds significant variable interests, which consist of subordinated and other classes of beneficial interests, derivative instruments, limited partnership investments and secondary guarantees, was approximately $39.6 billion. The Company’s variable interests associated with these entities, primarily credit-linked note, structured note, loan and bond issuing, collateralized debt, loan and bond obligation, financial asset-backed securitization, mortgage-backed securitization and tax credit limited liability entities, including investments in affordable housing tax credit funds and underlying synthetic fuel production plants, were approximately $21.7 billion consisting primarily of senior beneficial interests, which represent the Company’s maximum exposure to loss at May 31, 2007. The Company may hedge the risks inherent in its variable interest holdings, thereby reducing its exposure to loss. The Company’s maximum exposure to loss does not include the offsetting benefit of any financial instruments that the Company utilizes to hedge these risks.

12.	Guarantees.

The Company has certain obligations under certain guarantee arrangements, including contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying measure (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. Also included as guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement, as well as indirect guarantees of the indebtedness of others. The Company’s use of guarantees is disclosed below by type of guarantee:

Derivative Contracts.    Certain derivative contracts meet the accounting definition of a guarantee, including certain written options, contingent forward contracts and credit default swaps. Although the Company’s

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(UNAUDITED)

derivative arrangements do not specifically identify whether the derivative counterparty retains the underlying asset, liability or equity security, the Company has disclosed information regarding all derivative contracts that could meet the accounting definition of a guarantee. The maximum potential payout for certain derivative contracts, such as written interest rate caps and written foreign currency options, cannot be estimated, as increases in interest or foreign exchange rates in the future could possibly be unlimited. Therefore, in order to provide information regarding the maximum potential amount of future payments that the Company could be required to make under certain derivative contracts, the notional amount of the contracts has been disclosed.

The Company records all derivative contracts at fair value. For this reason, the Company does not monitor its risk exposure to such derivative contracts based on derivative notional amounts; rather, the Company manages its risk exposure on a fair value basis. Aggregate market risk limits have been established, and market risk measures are routinely monitored against these limits. The Company also manages its exposure to these derivative contracts through a variety of risk mitigation strategies, including, but not limited to, entering into offsetting economic hedge positions. The Company believes that the notional amounts of the derivative contracts generally overstate its exposure.

Financial Guarantees to Third Parties.    In connection with its corporate lending business and other corporate activities, the Company provides standby letters of credit and other financial guarantees to counterparties. Such arrangements represent obligations to make payments to third parties if the counterparty fails to fulfill its obligation under a borrowing arrangement or other contractual obligation.

Market Value Guarantees.    Market value guarantees are issued to guarantee return of principal invested to fund investors associated with certain European equity funds and to guarantee timely payment of a specified return to investors in certain affordable housing tax credit funds. The guarantees associated with certain European equity funds are designed to provide for any shortfall between the market value of the underlying fund assets and invested principal and a stipulated return amount. The guarantees provided to investors in certain affordable housing tax credit funds are designed to return an investor’s contribution to a fund and the investor’s share of tax losses and tax credits expected to be generated by a fund.

Liquidity Guarantees.    The Company has entered into liquidity facilities with special purpose entities and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. The Company often may have recourse to the underlying assets held by the special purpose entities in the event payments are required under such liquidity facilities.

The table below summarizes certain information regarding these guarantees at May 31, 2007:

	Maximum Potential Payout/Notional					Carrying Amount	Collateral/ Recourse
	Years to Maturity				Total
Type of Guarantee	Less than 1	1-3	3-5	Over 5
	(dollars in millions)
Notional amount of derivative contracts	$1,296,379	$707,774	$1,469,581	$1,655,880	$5,129,614	$27,591	$121
Standby letters of credit and other financial guarantees	1,466	585	552	3,993	6,596	34	1,883
Market value guarantees	17	192	—	621	830	43	124
Liquidity facilities	1,368	275	—	98	1,741	—	—

Indemnities.    In the normal course of its business, the Company provides standard indemnities to counterparties for certain contingent exposures and taxes, including U.S. and foreign withholding taxes, on interest and other

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(UNAUDITED)

payments made on derivatives, securities and stock lending transactions, certain annuity products and other financial arrangements. These indemnity payments could be required based on a change in the tax laws or change in interpretation of applicable tax rulings or a change in factual circumstances. Certain contracts contain provisions that enable the Company to terminate the agreement upon the occurrence of such events. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. The Company has not recorded any contingent liability in the condensed consolidated financial statements for these indemnifications and believes that the occurrence of any events that would trigger payments under these contracts is remote.

Exchange/Clearinghouse Member Guarantees.    The Company is a member of various U.S. and non-U.S. exchanges and clearinghouses that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange or the clearinghouse. While the rules governing different exchange or clearinghouse memberships vary, in general the Company’s guarantee obligations would arise only if the exchange or clearinghouse had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange or clearinghouse. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the condensed consolidated financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

General Partner Guarantees.    As a general partner in certain private equity and real estate partnerships, the Company receives distributions from the partnerships according to the provisions of the partnership agreements. The Company may, from time to time, be required to return all or a portion of such distributions to the limited partners in the event the limited partners do not achieve a certain return as specified in various partnership agreements, subject to certain limitations. The maximum potential amount of future payments that the Company could be required to make under these provisions at May 31, 2007 and November 30, 2006 was $419 million and $320 million, respectively. As of May 31, 2007 and November 30, 2006, the Company’s accrued liability for distributions that the Company has determined is probable it will be required to refund based on the applicable refund criteria specified in the various partnership agreements was $18 million and $25 million, respectively.

Securitized Asset Guarantees.    As part of the Company’s Institutional Securities and Discover securitization activities, the Company provides representations and warranties that certain securitized assets conform to specified guidelines. The Company may be required to repurchase such assets or indemnify the purchaser against losses if the assets do not meet certain conforming guidelines. Due diligence is performed by the Company to ensure that asset guideline qualifications are met, and, to the extent the Company has acquired such assets to be securitized from other parties, the Company seeks to obtain its own representations and warranties regarding the assets. The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of all assets subject to such securitization activities. Also, in connection with originations of residential mortgage loans under the Company’s FlexSource® program, the Company may permit borrowers to pledge marketable securities as collateral instead of requiring cash down payments for the purchase of the underlying residential property. Upon sale of the residential mortgage loans, the Company may provide a surety bond that reimburses the purchasers for shortfalls in the borrowers’ securities accounts up to certain limits if the collateral maintained in the securities accounts (along with the associated real estate collateral) is insufficient to cover losses that purchasers experience as a result of defaults by borrowers on the underlying residential mortgage loans. The Company requires the borrowers to meet daily collateral calls to ensure the marketable securities pledged in lieu of a cash down payment are sufficient. At May 31, 2007 and November 30, 2006, the maximum potential amount of future payments the Company may be required to make under its surety bond was $112 million and $121 million, respectively. The Company has not recorded any

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(UNAUDITED)

contingent liability in the condensed consolidated financial statements for these representations and warranties and reimbursement agreements and believes that the probability of any payments under these arrangements is remote.

Merchant Chargeback Guarantees.    In connection with its Discover business segment, the Company issued credit cards in the U.S. and U.K. and owned and operated the Discover Network in the U.S. The Company was contingently liable for certain transactions processed on the Discover Network in the event of a dispute between the cardmember and a merchant. The contingent liability arose if the disputed transaction involved a merchant or merchant acquirer with whom the Discover Network had a direct relationship. If a dispute was resolved in the cardmember’s favor, the Discover Network would credit or refund the disputed amount to the Discover Network card issuer, who in turn credited its cardmember’s account. Discover Network would then charge back the transaction to the merchant or merchant acquirer. If the Discover Network was unable to collect the amount from the merchant or merchant acquirer, it would bear the loss for the amount credited or refunded to the cardmember. In most instances, a payment requirement by the Discover Network was unlikely to arise because most products or services were delivered when purchased, and credits were issued by merchants on returned items in a timely fashion. However, where the product or service was not provided until some later date following the purchase, the likelihood of payment by the Discover Network increased. Similarly, the Company was also contingently liable for the resolution of cardmember disputes associated with its general purpose credit cards issued by its U.K. chartered bank on the MasterCard and Visa networks. The maximum potential amount of future payments related to these contingent liabilities was estimated to be the portion of the total Discover Network sales transaction volume processed to date as well as the total U.K. cardmember sales transaction volume occurring within the past six years for which timely and valid disputes may have been raised under applicable law, and relevant issuer and cardmember agreements. The Company believed, however, that this amount was not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. The actual amount of the potential exposure could not be quantified as the Company could not determine whether the current or cumulative transaction volumes would include or result in disputed transactions.

The amount of the liability related to the Company’s credit cardmember merchant guarantee was not material at May 31, 2007. The Company mitigated this risk by withholding settlement from merchants or obtaining escrow deposits from certain merchants that were considered higher risk due to various factors such as time delays in the delivery of products or services. The table below provides information regarding the settlement withholdings and escrow deposits:

	At May 31, 2007	At November 30, 2006
	(dollars in millions)
Settlement withholdings and escrow deposits	$60.7	$54.7

Other.    The Company may, from time to time, in its role as investment banking advisor be required to provide guarantees in connection with certain European merger and acquisition transactions. If required by the regulating authorities, the Company provides a guarantee that the acquirer in the merger and acquisition transaction has or will have sufficient funds to complete the transaction and would then be required to make the acquisition payments in the event the acquirer’s funds are insufficient at the completion date of the transaction. These arrangements generally cover the time frame from the transaction offer date to its closing date and therefore are generally short term in nature. The maximum potential amount of future payments that the Company could be required to make cannot be estimated. The Company believes the likelihood of any payment by the Company under these arrangements is remote given the level of the Company’s due diligence associated with its role as investment banking advisor.

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(UNAUDITED)

13.	Investments in Unconsolidated Investees.

The Company invests in unconsolidated investees that own synthetic fuel production plants and in certain structured transactions not integral to the operations of the Company. The Company accounts for these investments under the equity method of accounting.

(Losses) gains from these investments were $(20) million and $(46) million for the quarter and six month period ended May 31, 2007, respectively, compared with $24 million and $5 million for the quarter and six month period ended May 31, 2006, respectively.

Synthetic Fuel Production Plants.    The Company’s share of the operating losses generated by these investments is recorded within Losses (gains) from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Provision for income taxes.

The table below provides information regarding the losses from unconsolidated investees, tax credits and tax benefits on the losses:

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(dollars in millions)
Losses from unconsolidated investees	$57	$103	$100	$171
Tax credits	66	—	123	74
Tax benefits on losses	23	40	39	67

Under the current tax law, synthetic fuels tax credits are granted under Section 45K of the Internal Revenue Code. Synthetic fuels tax credits are available in full only when the price of oil is less than a base price specified by the tax code, as adjusted for inflation (“Base Price”). The Base Price for each calendar year is determined by the Secretary of the Treasury by April 1 of the following year. If the annual average price of a barrel of oil in 2007 or future years exceeds the applicable Base Price, the synthetic fuels tax credits generated by the Company’s synthetic fuel facilities will be phased out, on a ratable basis, over the phase-out range. Based on fiscal year to date and futures prices at May 31, 2007, the Company estimates that there will be a partial phase-out of tax credits earned in fiscal 2007. The impact of this partial phase-out is included within Losses from unconsolidated investees and the Provision for income taxes for the quarter and six months ended May 31, 2007.

The Company has entered into derivative contracts designed to reduce its exposure to rising oil prices and the potential phase-out of the synthetic fuels tax credits. Changes in fair value relative to these derivative contracts are included within Principal transactions—trading revenues.

Structured Transactions.    Gains from unconsolidated investees associated with investments in certain structured investments were $37 million and $54 million for the quarter and six month period ended May 31, 2007, respectively, compared with $127 million and $176 million for the quarter and six month period ended May 31, 2006, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

14.	Employee Benefit Plans.

The Company maintains various pension and benefit plans for eligible employees.

The components of the Company’s net periodic benefit expense for its pension and postretirement plans were as follows:

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(dollars in millions)
Service cost, benefits earned during the period	$29	$30	$58	$60
Interest cost on projected benefit obligation	33	31	66	64
Expected return on plan assets	(31)	(29)	(62)	(58)
Net amortization and other	8	11	15	22

Net periodic benefit expense	$39	$43	$77	$88

15.	Discontinued Operations.

Quilter.    On February 28, 2007, the Company sold Quilter, its standalone U.K. mass affluent business. The results of Quilter are included within discontinued operations for all periods presented. The results for discontinued operations in the quarter ended February 28, 2007 also included a pre-tax gain of $168 million ($109 million after-tax) on disposition.

Aircraft Leasing.    On March 24, 2006, the Company sold its aircraft leasing business to Terra Firma, a European private equity group. The results for discontinued operations in the quarter ended February 28, 2006 included a loss of $125 million ($75 million after-tax) related to the impact of the finalization of the sales proceeds and balance sheet adjustments related to the closing.

See Note 21 for information on the Discover Spin-off.

16.	Business and Other Acquisitions.

JM Financial.    On February 22, 2007, the Company announced that it would dissolve its India joint venture with JM Financial. The Company has reached an agreement in principle to purchase the joint venture’s institutional equities sales, trading and research platform by acquiring JM Financial’s 49% interest and selling the Company’s 49% interest in the joint venture’s investment banking, fixed income and retail operation to JM Financial.

CityMortgage Bank.    On December 21, 2006, the Company acquired CityMortgage Bank (“CityMortgage”), a Moscow-based mortgage bank that specializes in originating, servicing and securitizing residential mortgage loans in the Russian Federation. Since the acquisition date, the results of CityMortgage have been included within the Institutional Securities business segment.

Olco Petroleum Group Inc.    On December 15, 2006, the Company acquired a 60% equity stake in Olco Petroleum Group Inc. (“Olco”), a petroleum products marketer and distributor based in eastern Canada. Since the acquisition date, the results of Olco have been included within the Institutional Securities business segment.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Saxon Capital, Inc.    On December 4, 2006, the Company acquired Saxon Capital, Inc. (“Saxon”), a servicer and originator of residential mortgages. Since the acquisition date, the results of Saxon have been included within the Institutional Securities business segment.

FrontPoint Partners.    On December 4, 2006, the Company acquired FrontPoint Partners (“FrontPoint”), a provider of absolute return investment strategies. Since the acquisition date, the results of FrontPoint have been included within the Asset Management business segment.

The proforma impact of each of the above business acquisitions individually and in the aggregate was not material to the condensed consolidated financial statements. In addition, the allocations of the purchase prices are preliminary and subject to further adjustment as the valuations of certain intangible assets are still in process.

17.	Income Tax Examinations.

The Company is under continuous examination by the Internal Revenue Service (the “IRS”) and other tax authorities in certain countries, such as Japan and the U.K., and states in which the Company has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 1999-2005. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. The Company has established tax reserves that the Company believes are adequate in relation to the potential for additional assessments. Once established, the Company adjusts tax reserves only when more information is available or when an event occurs necessitating a change to the reserves. The Company believes that the resolution of tax matters will not have a material effect on the condensed consolidated financial condition of the Company, although a resolution could have a material impact on the Company’s condensed consolidated statement of income for a particular future period and on the Company’s effective income tax rate for any period in which such resolution occurs.

18.	Fair Value Disclosures.

Effective December 1, 2006 the Company early adopted SFAS No. 157 and SFAS No. 159, which require disclosures about the Company’s assets and liabilities that are measured at fair value. Further information about such assets and liabilities is presented below.

Fair Value Measurements.    In September 2006, the FASB issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In addition, SFAS No. 157 disallows the use of block discounts for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market, and nullifies select guidance provided by EITF Issue No. 02-3, which prohibited the recognition of trading gains or losses at the inception of a derivative contract, unless the fair value of such derivative is obtained from a quoted market price, or other valuation technique that incorporates observable market data. SFAS No. 157 also requires the Company to consider its own credit spreads when measuring the fair value of liabilities, including derivatives. Effective December 1, 2006, the Company elected early adoption of SFAS No. 157. In accordance with the provisions of SFAS No. 157 related to block discounts and EITF Issue No. 02-3, the Company recorded a cumulative effect adjustment of approximately $80 million after-tax as an increase to the opening balance of Retained earnings as of December 1, 2006, which was primarily associated with EITF Issue No. 02-3. The impact of considering the Company’s own credit spreads when measuring the fair value of liabilities, including derivatives, did not have a material impact on fair value measurements at the date of adoption.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy in accordance with SFAS No. 157. The levels of the fair value hierarchy are described below:

•

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities, listed derivatives, most U.S. Government and agency securities, and certain other sovereign government obligations.

•

Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Financial assets and liabilities utilizing Level 2 inputs include restricted stock, infrequently-traded corporate and municipal bonds, most over-the-counter derivatives and certain mortgage loans.

•

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include real estate funds, private equity investments, certain commercial mortgage whole loans and complex derivatives, including certain foreign exchange options and long dated options on gas and power.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of May 31, 2007, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of May 31, 2007

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Counterparty and Cash Collateral Netting	Balance as of May 31, 2007
	(dollars in millions)
Assets
Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements	$19,996	$—	$—	$—	$19,996
Financial instruments owned:
U.S. government and agency securities	14,507	20,628	63	—	35,198
Other sovereign government obligations	22,510	6,230	24	—	28,764
Corporate and other debt	674	131,813	35,264	—	167,751
Corporate equities	96,544	1,680	1,504	—	99,728
Derivative contracts	5,297	382,745	17,364	(348,945)	56,461
Investments	347	619	9,084	—	10,050
Physical commodities	—	3,165	—	—	3,165

Total financial instruments owned	139,879	546,880	63,303	(348,945)	401,117
Other investments(1)	—	7,975	—	—	7,975
Net intangible assets(2)	—	338	—	—	338
Other assets	—	—	2,446	—	2,446
Liabilities
Commercial paper and other short-term borrowings	$—	$2,684	$—	$—	$2,684
Deposits	—	5,304	—	—	5,304
Financial instruments sold, not yet purchased:
U.S. government and agency securities	17,296	789	—	—	18,085
Other sovereign government obligations	17,079	6,507	—	—	23,586
Corporate and other debt	58	6,174	89	—	6,321
Corporate equities	58,406	22	63	—	58,491
Derivative contracts	8,272	379,064	15,446	(343,863)	58,919
Physical commodities	—	1,147	—	—	1,147

Total financial instruments sold, not yet purchased	101,111	393,703	15,598	(343,863)	166,549

Other secured financings	—	35,108	8,348	—	43,456
Long-term borrowings	—	20,097	446	—	20,543

(1)	Amount represents securities available for sale (see Note 19).
(2)	Amount represents MSRs accounted for at fair value (see Note 3).

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table presents additional information about assets and liabilities measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Six Months ended May 31, 2007

	Beginning Balance	Total Realized and Unrealized Gains or (Losses) included in Income			Total Realized and Unrealized Gains or (Losses)	Purchases, Sales, Other Settlements and Issuances, net	Net Transfers In and/or Out of Level 3	Ending Balance
		Principal Transactions: Trading	Principal Transactions: Investments	Other Revenues
	(dollars in millions)
Assets
Financial instruments owned:
U.S. government and agency securities	$2	$(10)	$—	$—	$(10)	$79	$(8)	$63
Other sovereign government obligations	162	10	—	—	10	654	(802)	24
Corporate and other debt(1)	33,941	(1,217)	—	—	(1,217)	2,546	(6)	35,264
Corporate equities	1,040	125	—	—	125	358	(19)	1,504
Net derivative contracts(1)(2)	30	1,808	—	—	1,808	(219)	299	1,918
Investments(3)	4,429	—	1,179	11	1,190	3,585	(120)	9,084
Other assets(4)	2,154	—	—	32	32	260	—	2,446
Liabilities
Financial instruments sold, not yet purchased:
Corporate and other debt	185	(103)	—	—	(103)	(386)	187	89
Corporate equities	9	(10)	—	—	(10)	39	5	63
Other secured financings	4,724	—	—	—	—	3,624	—	8,348
Long-term borrowings	464	(104)	—	—	(104)	(122)	—	446

(1)	The net gains from Net derivative contracts and net losses from Corporate and other debt resulted from market movements primarily associated with credit products and various credit linked instruments, respectively. Such results are only a component of the overall trading strategies of the credit products business, and do not take into consideration any related financial instruments that have been classified by the Company within the Level 1 and/or Level 2 categories.
(2)	Amounts represent Financial instruments owned—derivative contracts net of Financial instruments sold, not yet purchased—derivative contracts.
(3)	The net gains from Financial instruments owned—investments were primarily related to investments associated with the Company’s real estate products and private equity portfolio.
(4)	Gains and losses associated with DFS within Other revenues are included in discontinued operations.

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MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table presents total realized and unrealized gains (losses) included in income for the quarter ended May 31, 2007 for Level 3 assets and liabilities measured at fair value on a recurring basis:

	Total Realized and Unrealized Gains or (Losses) included in Income
	Principal Transactions: Trading	Principal Transactions: Investments	Other Revenues
	(dollars in millions)
Assets
Financial instruments owned:
U.S. government and agency securities	$(4)	$—	$—
Other sovereign government obligations	(25)	—	—
Corporate and other debt	(1,212)	—	—
Corporate equities	88	—	—
Net derivative contracts(1)	1,261	—	—
Investments	—	608	2
Other assets(2)	—	—	36
Liabilities
Financial instruments sold, not yet purchased:
Corporate and other debt	(95)	—	—
Corporate equities	(10)	—	—
Long-term borrowings	(51)	—	—

(1)	Amounts represent Financial instruments owned—derivative contracts net of Financial instruments sold, not yet purchased—derivative contracts.
(2)	Gains and losses associated with DFS within Other revenues are included in discontinued operations.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table presents the amounts of unrealized gains or (losses) for the three and six months ended May 31, 2007 relating to those assets and liabilities for which the Company utilized significant Level 3 inputs to determine fair value and that were still held by the Company at May 31, 2007:

Unrealized Gains (Losses) for Level 3 Assets and Liabilities Still Held at May 31, 2007

	Three Months Ended May 31, 2007			Six Months Ended May 31, 2007
	Principal Transactions: Trading	Principal Transactions: Investments	Other Revenues	Principal Transactions: Trading	Principal Transactions: Investments	Other Revenues
	(dollars in millions)
Assets
Financial instruments owned:
U.S. government and agency securities	$—	$—	$—	$(6)	$—	$—
Other sovereign government obligations	(19)	—	—	7	—	—
Corporate and other debt	(152)	—	—	(216)	—	—
Corporate equities	181	—	—	333	—	—
Investments	—	563	2	—	1,117	11
Net derivative contracts	1,513	—	—	2,568	—	—
Other assets(1)	—	—	36	—	—	32
Liabilities
Financial instruments sold, not yet purchased:
Corporate and other debt	$(3)	$—	$—	$—	$—	$—
Other sovereign government obligations	—	—	—	20	—	—
Corporate equities	(15)	—	—	(6)	—	—
Long-term borrowings	(50)	—	—	(98)	—	—

(1)	Gains and losses associated with DFS within Other revenues are included in discontinued operations.

Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the table above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The Company also employs various hedging techniques in order to manage risks associated with certain positions, including those that have been classified within the Level 3 category. Such techniques may include the purchase or sale of financial instruments that are classified within the Level 1 and/or Level 2 categories. As a result, the realized and unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables above do not reflect the related realized or unrealized gains and losses on hedging instruments that have been classified by the Company within the Level 1 and/or Level 2 categories.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

At May 31, 2007, the Company also had assets and liabilities measured at fair value on a non-recurring basis. During the quarter and six months ended May 31, 2007, the only fair value measurements for assets and liabilities measured at fair value on a non-recurring basis were associated with certain assets and liabilities of acquired businesses, including goodwill and intangible assets. Such measurements were determined utilizing Level 3 inputs. See Notes 2 and 16 for further information.

Fair Value Option.    In February 2007, the FASB issued SFAS No. 159, which provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. Effective December 1, 2006, the Company elected early adoption of SFAS No. 159. As a result of the adoption of SFAS No. 159, the Company recorded a cumulative effect adjustment of approximately $166 million ($102 million after-tax) as an increase to the opening balance of Retained earnings as of December 1, 2006.

The following table presents information about the eligible instruments for which the Company elected the fair value option and for which a transition adjustment was recorded as of December 1, 2006:

	Carrying Value of Instrument at December 1, 2006	Transition Adjustment to Retained Earnings Gain/(Loss)	Carrying Value of Instrument at December 1, 2006 (After Adoption of SFAS No. 159)
	(dollars in millions)
Financial instruments owned:
Corporate lending(1)	$8,587	$16	$8,603
Mortgage lending(2)	1,258	7	1,265
Investments(3)	1,305	13	1,318
Commercial paper and other short-term borrowings(4)	946	(1)	947
Deposits(5)	3,143	1	3,142
Long-term borrowings(4)	14,354	130	14,224

Pretax cumulative effect of adoption of the fair value option		166
Deferred taxes		64

Cumulative effect of adoption of the fair value option		$102

The transition adjustments were primarily related to the following:

(1)	Loans and loan commitments made in connection with Institutional Securities’ corporate lending activities. The fair value option was elected for these positions as they are risk-managed on a fair value basis.
(2)	Certain mortgage lending products which are risk-managed by the Institutional Securities business segment on a fair value basis. The Company did not elect the fair value option for other eligible instruments within Consumer loans that were managed by the Discover business segment.
(3)	Certain investments that had been previously accounted for under the equity method, as well as certain interests in clearinghouses. The fair value option was elected only for positions that are risk-managed on a fair value basis.
(4)	Structured notes and other hybrid long-term debt instruments. The fair value option was elected for these positions as they are risk-managed on a fair value basis. The fair value option was elected for all such instruments issued after December 1, 2006, and a portion of the portfolio of instruments outstanding as of December 1, 2006. The fair value option was not elected for the remaining portion of the portfolio that existed as of December 1, 2006 due to cost-benefit considerations, including the operational effort involved.
(5)	Brokered and callable certificates of deposit issued by certain of the Company’s bank subsidiaries. The fair value option was elected for these positions as they are risk-managed on a fair value basis. The Company did not elect the fair value option for other eligible instruments within Deposits that were managed by the Discover business segment.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table presents gains and (losses) due to changes in fair value for items measured at fair value pursuant to election of the fair value option for the three and six months ended May 31, 2007:

Three months ended May 31, 2007	Financial instruments owned	Commercial paper and other short-term borrowings	Deposits	Long-term borrowings
	(dollars in millions)
Principal transactions—trading	$79	$(95)	$(3)	$(160)
Principal transactions—investments	45	—	—	—
Net interest revenue	32	(5)	—	(129)

Gain (losses) included in the three months ended May 31, 2007(1)	$156	$(100)	$(3)	$(289)

Six months ended May 31, 2007	Financial instruments owned	Commercial paper and other short-term borrowings	Deposits	Long-term borrowings
	(dollars in millions)
Principal transactions—trading	$94	$(100)	$1	$(24)
Principal transactions—investments	173	—	—	—
Net interest revenue	51	(5)	—	(178)

Gain (losses) included in the six months ended May 31, 2007(1)	$318	$(105)	$1	$(202)

(1)	In addition to these amounts, as discussed in Note 2, the majority of the instruments within Financial instruments owned and Financial instruments sold, not yet purchased, are measured at fair value, either through the election of SFAS No. 159 or as required by other accounting pronouncements. Changes in the fair value of these instruments are recorded in Principal transactions—trading revenues.

Interest income and expense and dividend income are recorded within the condensed consolidated statements of income depending on the nature of the instrument and related market conventions. When interest and dividends are included as a component of the change in the instruments’ fair value, interest and dividends are included within Principal transactions—trading revenues. Otherwise, they are included within Interest and dividend income or Interest expense.

As of May 31, 2007, the aggregate contractual principal amount of loans and long-term receivables for which the fair value option was elected exceeded the fair value of such loans and long-term receivables by approximately $20,968 million. The aggregate fair value of loans that were 90 or more days past due as of May 31, 2007 was $3,227 million. The aggregate contractual principal amount of such loans exceeded their fair value by approximately $20,699 million.

For the quarter and six months ended May 31, 2007, the estimated changes in the fair value of liabilities for which the fair value option was elected that were attributable to changes in instrument-specific credit spreads were not material. As of May 31, 2007, the aggregate contractual principal amount of long-term debt instruments for which the fair value option was elected exceeded the fair value of such instruments by approximately $981 million.

For the quarter and six months ended May 31, 2007, changes in the fair value of loans and other receivables for which the fair value option was elected that were attributable to changes in instrument-specific credit spreads were estimated to be an immaterial unrealized loss.

Hybrid Financial Instruments.    In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends SFAS No. 133 and SFAS No. 140. SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. The Company adopted SFAS No. 155 on December 1, 2006. Since SFAS No. 159 incorporates accounting and disclosure requirements that are similar to SFAS No. 155, the Company decided to apply SFAS No. 159, rather than SFAS No. 155, to its fair value elections for hybrid financial instruments.

19.	Other Investments.

The following table presents the composition of Other investments:

	At May 31, 2007	At November 30, 2006
	(dollars in millions)
Securities available for sale	$7,975	$—
Other	5,327	3,232

Total	$13,302	$3,232

Securities Available for Sale

In the second quarter of fiscal 2007, the Company purchased certain debt securities that have been classified as “securities available for sale” in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. The following table presents information about the Company’s securities available for sale:

	At May 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in millions)
Securities available for sale:
Corporate and other debt	$75	$—	$—	$75
Mortgage-backed securities	7,900	1	(1)	7,900

Total	$7,975	$1	$(1)	$7,975

Corporate and other debt securities have contractual maturities of greater than 10 years. The average yield on the corporate and other debt securities and mortgage-backed securities is 5.52% and 5.47%, respectively.

At May 31, 2007, mortgage-backed securities with a fair value of $2,519 million have been in an unrealized loss position for less than 12 months.

Other.

Other investments primarily include investments in unconsolidated investees that are accounted for under the equity method of accounting (see Note 13).

20.	Other Accounting Developments.

In June 2005, the FASB ratified the consensus reached in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF Issue No. 04-5”). Under the provisions of EITF Issue No. 04-5, a general partner in a limited partnership is presumed to control that limited partnership and, therefore, should include the limited partnership in its consolidated financial statements, regardless of the amount or extent of the general partner’s interest unless a simple majority of the limited partners can vote to dissolve or liquidate the partnership or otherwise remove the general partner without having to show cause or the limited partners have substantive

45

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

participating rights that can overcome the presumption of control by the general partner. EITF Issue No. 04-5 was effective immediately for all newly formed limited partnerships and existing limited partnerships for which the partnership agreements have been modified. For all other existing limited partnerships for which the partnership agreements have not been modified, the Company adopted EITF Issue No. 04-5 on December 1, 2006. The adoption of EITF Issue No. 04-5 on December 1, 2006 did not have a material impact on the Company’s condensed consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for the Company as of December 1, 2007. The Company is currently evaluating the potential impact of adopting FIN 48.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit and postretirement plans as an asset or liability in the financial statements and requires the measurement of defined benefit and postretirement plan assets and obligations as of the end of the employer’s fiscal year. SFAS No. 158’s requirement to recognize the funded status in the financial statements is effective for fiscal years ending after December 15, 2006, and its requirement to use the fiscal year-end date as the measurement date is effective for fiscal years ending after December 15, 2008. The Company is currently assessing the impact that SFAS No. 158 will have on its condensed consolidated financial statements.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 07–1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA “Audit and Accounting Guide Investment Companies” (the “Guide”). SOP 07-1 addresses whether the specialized industry accounting principles of the Guide should be retained by a parent company in consolidation. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for the Company as of December 1, 2008. In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 46R-7, “Application of FIN 46R to Investment Companies,” which amends FIN 46R to make permanent the temporary deferral of the application of FIN 46R to entities within the scope of the revised audit guide under SOP 07-1. FSP FIN No. 46R-7 is effective upon adoption of SOP 07-1. The Company is currently evaluating the potential impact of adopting SOP 07-1 and FSP FIN 46R-7.

In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend equivalents paid on restricted stock units that are expected to vest be recorded as an increase to additional paid-in capital. The Company currently accounts for this tax benefit as a reduction to its income tax provision. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The Company is currently evaluating the potential impact of adopting EITF Issue No. 06-11.

46

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

21.	Subsequent Event.

Discover.    On June 30, 2007, the Company completed the Discover Spin-off. The Company distributed all of the outstanding shares of DFS common stock, par value $0.01 per share, to the Company’s stockholders of record as of June 18, 2007. The Company’s stockholders received one share of DFS common stock for every two shares of the Company’s common stock. Stockholders received cash in lieu of fractional shares for amounts less than one full DFS share. The Company received a tax ruling from the Internal Revenue Service that, based on customary representations and qualifications, the distribution was tax-free to the Company’s stockholders for U.S. federal income tax purposes.

The Discover Spin-off will allow the Company to focus its efforts on more closely aligned firm-wide strategic priorities within its Institutional Securities, Global Wealth Management Group and Asset Management business segments.

The results of DFS prior to the Discover Spin-off are included within discontinued operations for all periods presented.

The following is a summary of the assets and liabilities associated with DFS (dollars in millions):

	May 31, 2007	November 30, 2006
Assets
Cash and cash equivalents	$7,893	$869
Financial instruments owned—U.S. government and agency securities	73	65
Financial instruments owned—Derivative contracts	28	33
Consumer loans	21,854	22,915
Fees, interest and other	312	166
Office facilities and other equipment, at cost, net	658	661
Goodwill and net intangible assets	736	735
Other assets	4,119	3,623

Total	35,673	$29,067

	May 31, 2007	November 30, 2006
Liabilities and Shareholders’ Equity
Commercial paper and other short-term borrowings	$530	$3,100
Deposits	23,080	13,277
Financial instruments sold, not yet purchased – Derivative contracts	40	28
Interest and dividends payables	228	129
Other liabilities and accrued expenses	5,765	6,508
Long-term borrowings	250	250

Total	29,893	23,292

Net assets	$5,780	$5,775

The net assets that were distributed to shareholders on the date of the Discover Spin-off were $5,558 million, which was recorded as a reduction to the Company’s retained earnings.

Net revenues included in discontinued operations related to DFS were $1,035 million and $2,060 million in the quarter and six month period ended May 31, 2007 compared with net revenues of $1,191 million and $2,280 million in the quarter and six month period ended May 31, 2006.

47

MORGAN STANLEY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The results of discontinued operations include interest expense that was allocated based upon borrowings that were specifically attributable to DFS’s operations through intercompany transactions existing prior to the Discover Spin-off. For the three months ended May 31, 2007 and 2006, the amount of interest expense reclassified to discontinued operations was approximately $57 million and $50 million, respectively. Interest expense reclassified to discontinued operations in the six months ended May 31, 2007 and 2006 was approximately $145 million and $112 million, respectively.

Summarized financial information for the Company’s discontinued operations:

The table below provides information regarding amounts included within discontinued operations (dollars in millions):

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(dollars in millions)
Pre-tax gain/(loss) on discontinued operations
DFS	$349	$562	$739	$1,062
Quilter (1)	—	7	174	16
Aircraft leasing (1)	—	14	—	(42)

	$349	$583	$913	$1,036

(1)	For more information on discontinued operations see Note 15.

48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Morgan Stanley:

We have reviewed the accompanying condensed consolidated statement of financial condition of Morgan Stanley and subsidiaries (the “Company”) as of May 31, 2007, and the related condensed consolidated statements of income and comprehensive income for the three-month and six-month periods ended May 31, 2007 and 2006, and condensed consolidated statements of cash flows for the six-month periods ended May 31, 2007 and 2006. These interim financial statements are the responsibility of the management of Morgan Stanley.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of Morgan Stanley and subsidiaries as of November 30, 2006, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for the fiscal year then ended included in this Current Report on Form 8-K; and in our report dated February 12, 2007 (October 25, 2007 as to Note 1, Discontinued Operations—Discover and Note 30), which report contains an explanatory paragraph relating to the adoption, in fiscal 2005, of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and effective December 1, 2005, the change in accounting policy for recognition of equity awards granted to retirement-eligible employees and an explanatory paragraph relating to, in fiscal 2006, the application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial condition as of November 30, 2006 is fairly stated, in all material respects, in relation to the consolidated statement of financial condition from which it has been derived.

As discussed in Note 18 to the condensed consolidated interim financial statements, effective December 1, 2006, the Company adopted SFAS No. 157, “Fair Value Measurement” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities- Including an amendment of FASB Statement No. 115.”

As discussed in Note 1 to the condensed consolidated interim financial statements, effective June 30, 2007, the Company completed the spin-off of Discover Financial Services.

/s/ Deloitte & Touche LLP

New York, New York

July 9, 2007 (October 25, 2007 as to Note 21)

49

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Introduction.

Morgan Stanley (the “Company”) is a global financial services firm that maintains significant market positions in each of its business segments—Institutional Securities, Global Wealth Management Group and Asset Management. The Company, through its subsidiaries and affiliates, provides a wide variety of products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. A summary of the activities of each of the segments follows:

Institutional Securities includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; benchmark indices and risk management analytics; research; and investment activities.

Global Wealth Management Group provides brokerage and investment advisory services covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; banking and cash management services; retirement services; and trust and fiduciary services.

Asset Management provides global asset management products and services in equity, fixed income and alternative investments, which includes private equity, infrastructure, real estate, fund of funds and hedge funds to institutional and retail clients through proprietary and third party retail distribution channels, intermediaries and the Company’s institutional distribution channel. Asset Management also engages in investment activities.

The discussion of the Company’s results of operations below may contain forward-looking statements. These statements, which reflect management’s beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company’s future results, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006 (the “Form 10-K”), “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2007 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company’s 2007 Current Reports on Form 8-K.

The Company’s results of operations for the three and six month periods ended May 31, 2007 and 2006 are discussed below. On June 30, 2007, the Company completed the spin-off (the “Discover Spin-off”) of Discover Financial Services (“DFS”) (see “Other Items—Discontinued Operations—Discover” herein). DFS’s results are included within discontinued operations for all periods presented. The results of Quilter Holdings Ltd. (“Quilter”), Global Wealth Management Group’s former mass affluent business in the U.K., are reported as discontinued operations for all periods presented through its sale on February 28, 2007. The results of the Company’s aircraft leasing business, which was sold on March 24, 2006, are also reported as discontinued operations through its date of sale (see “Other Items—Discontinued Operations” herein).

Beginning in the second quarter of fiscal 2007, the Company’s real estate investing business is included within the results of the Asset Management business segment. Previously, this business was included in the Institutional Securities business segment. Real estate advisory activities and certain passive limited partnership interests remain within Institutional Securities. In addition, activities associated with certain shareholder recordkeeping services are included within the Global Wealth Management Group business segment. Previously, these activities were included within the Asset Management business segment. Prior periods have been restated to conform to the current year’s presentation.

50

Results of Operations.

Executive Summary.

Financial Information.

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006(1)	2007	2006(1)
Net revenues (dollars in millions):
Institutional Securities	$7,429	$5,305	$14,591	$10,741
Global Wealth Management Group	1,642	1,400	3,153	2,689
Asset Management	1,509	898	2,877	1,635
Intersegment Eliminations	(56)	(90)	(103)	(139)

Consolidated net revenues	$10,524	$7,513	$20,518	$14,926

Income before taxes (dollars in millions)(2):
Institutional Securities	$2,950	$1,899	$5,795	$3,606
Global Wealth Management Group	264	158	490	178
Asset Management	303	262	682	428
Intersegment Eliminations	7	(18)	13	(1)

Consolidated income before taxes	$3,524	$2,301	6,980	$4,211

Consolidated net income (dollars in millions)	$2,582	$1,841	$5,254	$3,415

Earnings applicable to common shareholders (dollars in millions)(3)	$2,565	$1,841	$5,220	$3,415

Earnings per basic common share:
Income from continuing operations	$2.35	$1.46	$4.63	$2.72
Gain on discontinued operations	0.22	0.36	0.58	0.64

Earnings per basic common share	$2.57	$1.82	$5.21	$3.36

Earnings per diluted common share:
Income from continuing operations	$2.24	$1.40	$4.41	$2.61
Gain on discontinued operations	0.21	0.35	0.55	0.62

Earnings per diluted common share	$2.45	$1.75	$4.96	$3.23

Statistical Data.

Book value per common share(4)	$36.52	$29.97	$36.52	$29.97

Average common equity (dollars in billions)(5):
Institutional Securities	$22.8	$17.9	$21.4	$16.9
Global Wealth Management Group	1.6	3.1	1.7	3.2
Asset Management	3.4	2.3	3.2	2.2

Total from operating segments	27.8	23.3	26.3	22.3
Discontinued operations	5.4	5.2	5.5	5.0
Unallocated capital	4.2	2.6	4.6	3.0

Consolidated	$37.4	$31.1	$36.4	$30.3

51

Statistical Data—(Continued).

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006(1)	2007	2006(1)
Return on average common equity(5):
Consolidated	27%	24%	29%	23%
Institutional Securities	35%	27%	37%	28%
Global Wealth Management Group	40%	14%	36%	7%
Asset Management	23%	28%	27%	23%

Effective income tax rate from continuing operations	32.6%	36.5%	32.5%	34.6%

Worldwide employees	45,845	40,088	45,845	40,088

Consolidated assets under management or supervision by asset class (dollars in billions)(6):
Equity	$344	$288	$344	$288
Fixed income	116	106	116	106
Money market	94	79	94	79
Alternatives(7)	87	49	87	49

Subtotal	641	522	641	522
Unit trusts	16	13	16	13
Other(8)	55	46	55	46

Total assets under management or supervision(9)	$712	$581	$712	$581
Share of minority interest assets(10)	5	—	5	—

Total	$717	$581	$717	$581

Institutional Securities:
Mergers and acquisitions completed transactions (dollars in billions)(11):
Global market volume	$338.9	$182.3	$488.8	$290.1
Market share	42.7%	29.5%	38.5%	28.1%
Rank	1	2	1	2
Mergers and acquisitions announced transactions (dollars in billions)(11):
Global market volume	$484.7	$178.8	$698.1	$314.5
Market share	31.3%	20.6%	32.7%	25.0%
Rank	4	3	2	3
Global equity and equity-related issues (dollars in billions)(11):
Global market volume	$20.0	$19.2	$26.0	$24.0
Market share	8.6%	9.3%	7.7%	8.4%
Rank	3	2	5	3
Global debt issues (dollars in billions)(11):
Global market volume	$133.4	$102.3	$203.1	$178.3
Market share	6.6%	5.9%	6.2%	6.2%
Rank	3	5	5	5
Global initial public offerings (dollars in billions)(11):
Global market volume	$6.3	$7.6	$8.0	$9.0
Market share	8.0%	11.0%	7.7%	9.8%
Rank	4	3	3	2
Pre-tax profit margin(12)	40%	36%	40%	34%

52

Statistical Data—(Continued).

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006(1)	2007	2006(1)
Global Wealth Management Group:
Global representatives	8,137	8,091	8,137	8,091
Annualized net revenue per global representative (dollars in thousands)(13)	$814	$659	$786	$611
Client assets by segment (dollars in billions)(13):
$10 million or more	$223	$170	$223	$170
$1 million – $10 million	268	220	268	220

Subtotal $1 million or more	491	390	491	390
$100,000 – $1 million	180	180	180	180
Less than $100,000	24	29	24	29

Client assets excluding corporate and other accounts	695	599	695	599
Corporate and other accounts	33	30	33	30

Total client assets	$728	$629	$728	$629

Fee-based assets as a percentage of total client assets(14)	29%	29%	29%	29%
Client assets per global representative (dollars in millions)(15)	89	78	89	78
Bank deposit program (dollars in millions)(16)	$18,226	$9,114	$18,226	$9,114
Pre-tax profit margin(12)	16%	11%	16%	7%

Asset Management:
Assets under management or supervision (dollars in billions)(17)	$560	$454	$560	$454
Percent of fund assets in top half of Lipper rankings(18)	52%	48%	52%	48%
Pre-tax profit margin(12)	20%	29%	24%	26%

(1)	Certain prior-period information has been reclassified to conform to the current period’s presentation.
(2)	Amounts represent income from continuing operations before gains (losses) from unconsolidated investees, income taxes and gain (loss) from discontinued operations.
(3)	Earnings applicable to common shareholders are used to calculate earnings per share information.
(4)	Book value per common share equals common shareholders’ equity of $38,411 million at May 31, 2007 and $32,255 million at May 31, 2006, divided by common shares outstanding of 1,052 million at May 31, 2007 and 1,072 million at May 31, 2006.
(5)	The computation of average common equity for each business segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. The Company’s methodology is based on an approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and intangible assets, and principal investment risk. The economic capital model and allocation methodology may be enhanced over time in response to changes in the business and regulatory environment. The effective tax rates used in the computation of segment return on average common equity were determined on a separate entity basis.
(6)	Amounts reported for the real estate funds have been redefined to reflect the Company’s invested equity in those funds. Previously, these amounts were disclosed on a gross real estate asset basis, which included leverage.
(7)	Includes a range of alternative investment products such as real estate funds, hedge funds, private equity funds, funds of hedge funds and funds of private equity funds.
(8)	Amounts include assets under management or supervision associated with the Global Wealth Management Group business segment.
(9)	Revenues and expenses associated with these assets are included in the Company’s Asset Management, Global Wealth Management Group and Institutional Securities business segments.
(10)	Amount represents Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(11)	Source: Thomson Financial, data as of June 7, 2007—The data for the three months ended May 31, 2007 and 2006 are for the periods from March 1 to May 31, 2007 and March 1 to May 31, 2006, respectively. The data for the six months ended May 31 are for the periods from January 1 to May 31, 2007 and January 1 to May 31, 2006, respectively, as Thomson Financial presents these data on a calendar-year basis.
(12)	Percentages represent income from continuing operations before gains (losses) from unconsolidated investees and income taxes as a percentage of net revenues.

53

(13)	Annualized net revenue per global representative amounts equal Global Wealth Management Group’s net revenues divided by the quarterly average global representative headcount for the periods presented.
(14)	Pursuant to a recent court decision vacating an SEC rule that permitted fee-based brokerage, it is anticipated that fee-based brokerage at the Company will be discontinued in the U.S. on or about October 1, 2007, and either clients will elect to move these assets into a permitted fee-based advisory account program or the assets will be in a commission-based brokerage account. Accordingly, as a result of these changes, fee-based assets as a percentage of total client assets could decline in the next few quarters.
(15)	Client assets per global representative equal total period-end client assets divided by period-end global representative headcount.
(16)	Bank deposits are held at certain of the Company’s Federal Deposit Insurance Corporation insured depository institutions for the benefit of retail clients through their brokerage accounts.
(17)	Amount includes Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.
(18)	Source: Lipper, one-year performance excluding money market funds as of May 31, 2007 and 2006, respectively.

Second Quarter 2007 Performance.

Company Results.    The Company recorded net income of $2,582 million and diluted earnings per share of $2.45 for the quarter ended May 31, 2007, both increases of 40% from the comparable fiscal 2006 period. Net revenues (total revenues less interest expense) increased 40% to a record $10,524 million and the annualized return on average common equity was 27.4% compared with 23.7% in the second quarter of last year. Non-interest expenses of $7,000 million increased 34% from the prior-year period, primarily due to higher compensation costs.

For the six month period ended May 31, 2007, net income was $5,254 million, a 54% increase from $3,415 million a year ago. Net revenues rose 37% to $20,518 million and non-interest expenses increased 26% to $13,538 million. Diluted earnings per share were $4.96 compared with $3.23 a year ago. The annualized return on average common equity for the six month period was 28.7% compared with 22.5% in the prior-year period.

The Company’s effective income tax rate from continuing operations was 32.6% and 32.5% for the quarter and six month period ended May 31, 2007 compared with 36.5% and 34.6% for the quarter and six month period ended May 31, 2006. The decrease in both periods primarily reflected higher estimated domestic tax credits partially offset by higher earnings that reduced the impact of permanent differences. Domestic tax credits were lower in the quarter and six month period of fiscal 2006 due to the idling of production by three of the Company’s synthetic fuel investees during the second quarter of fiscal 2006.

The results for the six month period ended May 31, 2007 included a gain of $168 million ($109 million after-tax) in discontinued operations related to the sale of Quilter on February 28, 2007. Discontinued operations in the first quarter of fiscal 2006 included a loss of $125 million ($75 million after-tax) related to the sale of the Company’s aircraft leasing business (see “Other Items—Discontinued Operations” herein).

Institutional Securities.    Institutional Securities achieved record income from continuing operations before gains (losses) from unconsolidated investees and income taxes of $2,950 million, a 55% increase from last year’s second quarter. Net revenues rose 40% to a record $7,429 million driven by strong fixed income and record equity sales and trading revenues, along with record investment banking revenues. Non-interest expenses increased 32% to $4,479 million, reflecting higher compensation accruals resulting from higher net revenues, as well as higher compensation costs associated with certain employee deferred compensation plans (see “Other Items—Deferred Compensation Plans” herein). Non-compensation expenses increased as a result of higher levels of business activity.

Investment banking revenues increased 65% from last year’s second quarter to a record $1,704 million. Advisory fees from merger, acquisition and restructuring transactions were $725 million, an increase of 99% from last year’s second quarter. Underwriting revenues rose 46% from last year’s second quarter to $979 million.

54

Fixed income sales and trading revenues were $2,896 million, up 36% from the second quarter of fiscal 2006. The increase was driven by strong results in interest rate and currency products and credit products, partially offset by lower results in commodities. Interest rate and currency product revenues increased primarily due to record revenues in emerging markets and higher results in interest rate trading. Credit product revenues increased primarily due to higher revenues from corporate credit and structured products resulting from strong customer flows and improved corporate credit trading results. Lower securitized product revenues, primarily in residential mortgage securities, negatively impacted credit product revenues. Commodity revenues decreased from last year’s second quarter, reflecting lower trading results in electricity and natural gas products. Equity sales and trading revenues increased 33% to a record $2,216 million. The increase was driven by higher revenues from equity cash products, derivatives products, prime brokerage and financing products.

Global Wealth Management Group.    The Global Wealth Management Group recorded income from continuing operations before income taxes of $264 million, a 67% increase from last year’s second quarter. Net revenues increased 17% from last year’s second quarter to $1,642 million reflecting higher transactional revenues due to increased underwriting activity, higher asset management revenues reflecting growth in fee-based products and higher net interest revenue from growth in the bank deposit program. Total non-interest expenses increased 11% from a year ago to $1,378 million. Compensation and benefits expense increased, primarily reflecting higher incentive-based compensation accruals due to higher net revenues and investment in the business. Non-compensation costs decreased, primarily due to lower costs associated with legal and regulatory matters. Total client assets increased to $728 billion, up 16% from last year’s second quarter. In addition, client assets in fee-based accounts rose 17% to $210 billion at May 31, 2007 and represented 29% of total client assets. At quarter-end, the number of global representatives was 8,137, an increase of 46 from a year ago.

Asset Management.    Asset Management recorded income before income taxes of $303 million, a 16% increase from last year’s second quarter. Net revenues increased 68% from last year’s second quarter to $1,509 million driven by higher investment revenues, primarily in the real estate, private equity and alternatives business, and higher asset management, distribution and administration fees, primarily due to an increase in assets under management and higher performance fees from the alternatives business. Non-interest expenses increased 90% to $1,206 million, largely due to higher incentive-based compensation accruals associated with increased net revenues and investment in the business. Assets under management or supervision within Asset Management of $560 billion were up $106 billion, or 23%, from the second quarter of last year, primarily due to market appreciation.

Global Market and Economic Conditions in the Quarter and Six Month Period Ended May 31, 2007.

In the U.S., the moderate pace of economic growth that occurred during the second half of fiscal 2006 slowed during the first half of fiscal 2007, reflecting, among other things, the continued slowdown in the residential real estate market, lower business investment and a growing trade deficit, partially offset by higher consumer spending. The U.S. unemployment rate at the end of the quarter was unchanged at 4.5% from the end of fiscal 2006. Conditions in the U.S. equity markets were generally favorable, and major equity market indices rose during most of the quarter and were supported by strong corporate earnings. The Federal Reserve Board (the “Fed”) left interest rates unchanged during the quarter and has not raised interest rates since June 2006. Inflationary pressures appeared to moderate but continued to be a primary concern of the Fed.

In Europe, economic growth during the first half of fiscal 2007 continued to be strong, reflecting momentum in domestic demand and exports. Major equity market indices in Europe increased during much of the quarter, reflecting strong corporate earnings as well as merger and acquisition activity and generally favorable economic conditions. The European Central Bank (the “ECB”) raised the benchmark interest rate by 0.25% during the quarter and 0.50% in the six month period. In June 2007, the ECB raised the benchmark interest rate by an additional 0.25%. The Bank of England (the “BOE”) raised the benchmark interest rate by 0.25% during the quarter and by 0.50% in the six month period. In July 2007, the BOE raised the benchmark interest rate by an additional 0.25%.

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In Japan, moderate economic growth continued to be driven by exports and domestic demand. The level of unemployment also remained relatively low, and Japanese equity market indices increased during the quarter. The Bank of Japan left rates unchanged during the second quarter of fiscal 2007 and raised the benchmark interest rate from 0.25% to 0.50% during the six month period. Economies elsewhere in Asia also expanded, particularly in China, which benefited from strength in exports, domestic demand and continued globalization. In China, equity market indices rose during the second quarter after a sharp decline at the end of the first quarter of fiscal 2007. In the quarter and six month period of fiscal 2007, the People’s Bank of China raised the benchmark interest rate by 0.27%.

Business Segments.

The remainder of “Results of Operations” is presented on a business segment basis before discontinued operations. Substantially all of the operating revenues and operating expenses of the Company can be directly attributed to its business segments. Certain revenues and expenses have been allocated to each business segment, generally in proportion to its respective revenues or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an Intersegment Eliminations category to reconcile the segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by Asset Management to the Global Wealth Management Group associated with sales of certain products and the related compensation costs paid to the Global Wealth Management Group’s global representatives. Income (loss) before taxes recorded in Intersegment Eliminations was $7 million and $(18) million in the quarters ended May 31, 2007 and 2006, respectively, and $13 million and $(1) million in the six month periods ended May 31, 2007 and 2006, respectively. The results for the fiscal 2006 periods also included a $30 million advisory fee related to the Company’s sale of the aircraft leasing business that was eliminated in consolidation.

Certain reclassifications have been made to prior-period amounts to conform to the current period’s presentation, including the reporting of Quilter and DFS within discontinued operations for all periods presented, the transfer of the real estate investing business from the Institutional Securities segment to the Asset Management segment, and the transfer of certain shareholder recordkeeping services from the Asset Management segment to the Global Wealth Management Group segment.

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INSTITUTIONAL SECURITIES

INCOME STATEMENT INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(dollars in millions)
Revenues:
Investment banking	$1,704	$1,035	$2,736	$1,927
Principal transactions:
Trading	4,705	3,442	8,734	6,405
Investments	396	389	746	632
Commissions	766	693	1,457	1,303
Asset management, distribution and administration fees	25	29	50	37
Interest and dividends	15,193	9,338	29,214	19,160
Other	266	83	471	178

Total revenues	23,055	15,009	43,408	29,642
Interest expense	15,626	9,704	28,817	18,901

Net revenues	7,429	5,305	14,591	10,741

Total non-interest expenses	4,479	3,406	8,796	7,135

Income from continuing operations before (losses)/gains from unconsolidated investees and income taxes	2,950	1,899	5,795	3,606
(Losses)/gains from unconsolidated investees	(20)	24	(46)	5
Provision for income taxes	932	700	1,810	1,222

Income from continuing operations	$1,998	$1,223	$3,939	$2,389

Investment Banking.    Investment banking revenues for the quarter ended May 31, 2007 increased 65% from the comparable period of fiscal 2006. The increase was due to higher revenues from merger, acquisition and restructuring activities and fixed income and equity underwriting transactions, reflecting robust market conditions and higher industry-wide transaction activity. Advisory fees from merger, acquisition and restructuring transactions were a record $725 million, an increase of 99% from the comparable period of fiscal 2006. Underwriting revenues were a record $979 million, an increase of 46% from the comparable period of fiscal 2006. Equity underwriting revenues increased 33% to $493 million. Fixed income underwriting revenues increased 63% to a record $486 million.

At May 31, 2007, the backlog of merger, acquisition and restructuring transactions and equity and fixed income underwriting transactions was higher as compared with the second quarter of fiscal 2006. The backlog of merger, acquisition and restructuring transactions and equity and fixed income underwriting transactions is subject to the risk that transactions may not be completed due to unforeseen economic and market conditions, adverse developments regarding one of the parties to the transaction, a failure to obtain required regulatory approval or a decision on the part of the parties involved not to pursue a transaction.

Investment banking revenues in the six month period ended May 31, 2007 increased 42% from the comparable period of fiscal 2006. The increase was due to higher revenues from merger, acquisition and restructuring activities and equity and fixed income underwriting transactions.

Sales and Trading.    Sales and trading revenues are composed of principal transaction trading revenues, commissions and net interest revenues (expenses). In assessing the profitability of its sales and trading activities, the Company views principal trading, commissions and net interest revenues in the aggregate. In addition,

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decisions relating to principal transactions are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes, among other things, an assessment of the potential gain or loss associated with a transaction, including any associated commissions, dividends, the interest income or expense associated with financing or hedging the Company’s positions and other related expenses.

Total sales and trading revenues increased 34% in the quarter ended May 31, 2007 from the comparable period of fiscal 2006, reflecting higher fixed income and equity sales and trading revenues.

Sales and trading revenues include the following:

	Three Months Ended May 31,		Six Months Ended May 31,
	2007(1)	2006(1)	2007(1)	2006(1)
	(dollars in millions)
Equity	$2,216	$1,669	$4,425	$3,325
Fixed income	2,896	2,131	6,326	4,782
Other	(74)	(31)	(163)	(140)

Total sales and trading revenues	$5,038	$3,769	$10,588	$7,967

(1)	Includes Principal transactions-trading, Commissions, and Net interest revenues. Equity and fixed income sales and trading revenues include certain funding costs that were not previously allocated to those businesses. Other sales and trading net revenue primarily includes results related to investment banking and other corporate activities. All prior period amounts have been reclassified to conform to the current period’s presentation.

Equity sales and trading revenues increased 33% to a record $2,216 million in the second quarter of fiscal 2007. The increase was driven by higher revenues from equity cash products, derivatives products, prime brokerage and financing products. Revenues from equity cash, derivatives and financing products all benefited from favorable global market conditions and increased customer flows. Prime brokerage generated record revenues reflecting continued growth in global client asset balances. Although commission revenues increased modestly, revenues continued to be affected by intense competition, particularly in the U.S., and a continued shift toward electronic trading.

Fixed income sales and trading revenues increased 36% to $2,896 million driven by strong results in interest rate and currency products and credit products, partially offset by lower results in commodities. Interest rate and currency product revenues increased 51%, primarily due to record revenues in emerging markets and higher results in interest rate trading. Credit product revenues increased 28%, primarily due to higher revenues from corporate credit and structured products resulting from strong customer flows and improved corporate credit trading results. The increase was partially offset by lower securitized product revenues, primarily in residential mortgage securities. Commodity revenues decreased 10% from last year’s second quarter, reflecting lower trading results in electricity and natural gas products.

Total sales and trading revenues increased 33% in the six month period ended May 31, 2007 from the comparable period of fiscal 2006, reflecting higher fixed income and equity sales and trading revenues. Equity sales and trading revenues increased 33% primarily due to higher revenues from derivatives products, equity cash products, financing products and prime brokerage. Fixed income sales and trading revenues increased 32% primarily due to higher revenues from credit products and interest rate and currency products, partially offset by lower revenues from commodities products.

Principal Transactions-Investments.    Principal transaction net investment revenues aggregating $396 million and $746 million were recognized in the quarter and six month period ended May 31, 2007, as compared with net gains of $389 million and $632 million in the quarter and six month period ended May 31, 2006. The increase in

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both periods primarily related to realized and unrealized net gains associated with certain of the Company’s investments, including investments in passive limited partnership interests associated with the Company’s real estate funds. Both periods also reflected higher revenues related to certain employee deferred compensation plans (see “Other Items—Deferred Compensation Plans” herein).

Other.    Other revenues increased 220% and 165% in the quarter and six month period ended May 31, 2007. The increase was primarily attributable to revenues related to the operation of pipelines, terminals and barges and the distribution of refined petroleum products associated with TransMontaigne Inc. (“TransMontaigne”), which the Company acquired on September 1, 2006. Higher sales of benchmark indices and risk management analytic products also contributed to the increase. The increase was also attributable to Saxon Capital, Inc. (“Saxon”), which the Company acquired on December 4, 2006.

Non-Interest Expenses.    Non-interest expenses increased 32% and 23% in the quarter and the six month period ended May 31, 2007, respectively. Compensation and benefits expense increased 34% and 22% in the quarter and six month period, respectively, primarily reflecting higher incentive-based compensation costs resulting from higher net revenues as well as higher costs associated with certain employee deferred compensation plans (see “Other Items—Deferred Compensation Plans” herein). The increase in the six month period was partially offset by Institutional Securities’ share ($270 million) of the incremental compensation expense related to equity awards to retirement-eligible employees in the first quarter of fiscal 2006 (see “Other Items—Stock-Based Compensation” herein). Excluding compensation and benefits expense, non-interest expenses increased 26% and 28% in the quarter and six month period. Occupancy and equipment expense increased 45% and 39% in the quarter and six month period, primarily due to higher rent and occupancy costs in Europe, Asia and the U.S. In the U.S., a portion of the increased costs was associated with TransMontaigne, the Heidmar Group of companies (“Heidmar”), and a new office building in New York City. The Company acquired TransMontaigne and Heidmar in September 2006 and the office building in June 2006. Brokerage, clearing and exchange fees increased 5% and 16% in the quarter and six month period, primarily reflecting increased equity and fixed income trading activity. Marketing and business development expense increased 30% and 31% in the quarter and six month period, primarily due to a higher level of business activity. Professional services expense increased 10% in the six month period, primarily due to higher legal and consulting costs related to increased business activity. Other expenses increased 150% and 109% in the quarter and six month period, respectively, reflecting costs associated with TransMontaigne and Heidmar.

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GLOBAL WEALTH MANAGEMENT GROUP

INCOME STATEMENT INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(dollars in millions)
Revenues:
Investment banking	$164	$95	$330	$162
Principal transactions:
Trading	133	120	262	245
Investments	20	27	18	28
Commissions	357	302	672	612
Asset management, distribution and administration fees	769	691	1,498	1,358
Interest and dividends	298	243	572	446
Other	40	36	78	67

Total revenues	1,781	1,514	3,430	2,918
Interest expense	139	114	277	229

Net revenues	1,642	1,400	3,153	2,689

Total non-interest expenses	1,378	1,242	2,663	2,511

Income from continuing operations before income taxes	264	158	490	178
Provision for income taxes	102	52	189	60

Income from continuing operations	$162	$106	$301	$118

Investment Banking.    Investment banking revenues increased 73% and 104% in the quarter and six month period ended May 31, 2007, driven by robust equity underwriting results primarily related to closed end fund offerings. The increase in the six month period also reflected strong results from fixed income underwriting and unit trusts.

Principal Transactions—Trading.    Principal transaction trading revenues increased 11% and 7% in the quarter and six month period ended May 31, 2007, primarily due to higher revenues from certain employee deferred compensation plans (see “Other Items-Deferred Compensation Plans” herein).

Principal Transactions—Investments.    Principal transaction investment net revenues were $20 million and $18 million in the quarter and six month period ended May 31, 2007 compared with net revenues of $27 million and $28 million in the quarter and six month period ended May 31, 2006. The decline in both periods primarily reflected lower net gains from certain of the Company’s investments in exchanges and memberships.

Commissions.    Commission revenues increased 18% and 10% in the quarter and six month period ended May 31, 2007 due to higher levels of client activity and favorable market conditions.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees increased 11% and 10% in the quarter and six month period ended May 31, 2007, primarily reflecting higher client assets in fee-based accounts.

Client assets in fee-based accounts rose 17% to $210 billion at May 31, 2007, including $35 billion in fee-based (fee-in-lieu of commission) brokerage accounts. Pursuant to a recent court decision vacating an SEC rule that permitted fee-based brokerage, it is anticipated that fee-based brokerage at the Company will be discontinued in the U.S. on or about October 1, 2007, and either clients will elect to move these assets into a permitted fee-based advisory account program or the assets will be in a commission-based brokerage account. Accordingly, as a result of these changes, fee-based assets as a percentage of total client assets could decline in the next few quarters. Client asset balances increased to $728 billion at May 31, 2007 from $629 billion at May 31, 2006, primarily due to market appreciation. Client asset balances in accounts greater than $1 million increased to $491 billion at May 31, 2007 from $390 billion at May 31, 2006.

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Net Interest.    Net interest revenues increased 23% and 36% in the quarter and six month period ended May 31, 2007, primarily due to increased account balances in the bank deposit program. Balances in the bank deposit program rose to $18,226 million at May 31, 2007 as compared with $9,114 million at May 31, 2006.

Non-Interest Expenses.    Non-interest expenses increased 11% and 6% in the quarter and six month period ended May 31, 2007, primarily reflecting an increase in compensation and benefits expense. Compensation and benefits expense increased 20% and 13% in the quarter and six month period ended May 31, 2007, primarily reflecting higher incentive-based compensation accruals due to higher net revenues and investments in the business. The increase in the six month period was partially offset by Global Wealth Management Group’s share ($80 million) of the incremental compensation expense related to equity awards to retirement-eligible employees in the first quarter of 2006 (see “Other Items—Stock-Based Compensation” herein). Excluding compensation and benefits expense, non-interest expenses decreased 5% and 8% in the quarter and six month period. Occupancy and equipment expense increased 7% and 8% in the quarter and six month period primarily due to higher rental costs. Information processing and communications expense decreased 16% and 11% in the quarter and six month period, primarily due to lower telecommunications costs. Marketing and business development expense increased 25% and 26% in the quarter and six month period primarily due to costs associated with an advertising campaign. Other expenses decreased 17% and 29% in the quarter and six month period, primarily resulting from lower costs associated with legal and regulatory matters.

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ASSET MANAGEMENT

INCOME STATEMENT INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(dollars in millions)
Revenues:
Investment banking	$61	$35	$92	$58
Principal transactions:
Investments	588	213	1,120	269
Commissions	6	7	12	14
Asset management, distribution and administration fees	844	636	1,612	1,280
Interest and dividends	29	10	43	16
Other	18	5	52	11

Total revenues	1,546	906	2,931	1,648
Interest expense	37	8	54	13

Net revenues	1,509	898	2,877	1,635

Total non-interest expenses	1,206	636	2,195	1,207

Income before income taxes	303	262	682	428
Provision for income taxes	105	103	254	169

Net income	$198	$159	$428	$259

Investment Banking.    Investment banking revenues increased 74% and 59% in the quarter and six month period ended May 31, 2007, primarily reflecting higher revenues from real estate products.

Principal Transactions-Investments.    Principal transaction net investment gains aggregating $588 million and $1,120 million were recognized in the quarter and six month period ended May 31, 2007 as compared with net gains of $213 million and $269 million in the quarter and six month period ended May 31, 2006. The increase in both periods was primarily related to higher net gains on certain investments, including investments associated with the Company’s real estate products, private equity portfolio and alternatives products and higher revenues associated with certain employee deferred compensation plans (see “Other Items-Deferred Compensation Plans” herein).

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees increased 33% and 26%, primarily due to higher fund management and administration fees associated with a 17% and 15% increase in average assets under management in the quarter and six month period, respectively, and higher performance fees from the alternatives business, including those associated with FrontPoint Partners (“FrontPoint”), which was acquired in December 2006 (see “Other Items—Business and Other Acquisitions” herein).

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Asset Management’s period-end and average customer assets under management or supervision were as follows:

	At May 31, 2007	At May 31, 2006(1)	Average For the Three Months Ended		Average For the Six Months Ended
			May 31, 2007(1)	May 31, 2006(1)	May 31, 2007(1)	May 31, 2006(1)
	(dollars in billions)
Assets under management or supervision by distribution channel:
Americas Retail Morgan Stanley brand	$67	$63	$64	$64	$64	$66
Americas Retail Van Kampen brand	102	89	99	90	97	90
Americas Intermediary(2)	67	51	63	50	62	48
U.S. Institutional	119	96	114	98	110	98
Non-U.S.	111	80	106	80	102	77

Total long-term assets under management or supervision	466	379	446	382	435	379

Institutional money markets/liquidity	57	37	54	37	52	36
Retail money markets	32	38	33	40	34	41

Total money markets	89	75	87	77	86	77

Total assets under management or supervision	555	454	533	459	521	456
Share of minority interest assets(4)	5	—	5	—	5	—

Total	$560	$454	$538	$459	$526	$456

	At May 31, 2007	At May 31, 2006(1)	Average For the Three Months Ended		Average For the Six Months Ended
			May 31, 2007(1)	May 31, 2006(1)	May 31, 2007(1)	May 31, 2006(1)
	(dollars in billions)
Assets under management or supervision by asset class:
Equity	$265	$226	$253	$232	$250	$229
Fixed income	98	91	96	90	94	91
Money market	89	75	87	77	86	77
Alternatives(3)	87	49	82	47	76	46

Subtotal	539	441	518	446	506	443
Unit trusts	16	13	15	13	15	13

Total assets under management or supervision	555	454	533	459	521	456
Share of minority interest assets(4)	5	—	5	—	5	—

Total	$560	$454	$538	$459	$526	$456

(1)	Assets under management or supervision and net flows by distribution channel have been restated for all periods presented to include amounts related to real estate funds previously managed within Institutional Securities. Additionally, the amounts reported for these real estate funds have been redefined to reflect the Company’s invested equity in those funds. Previously, these amounts were disclosed on a gross real estate asset basis, which included leverage.
(2)	Americas Intermediary channel primarily represents client flows through defined contribution, insurance and bank trust platforms.
(3)	The alternatives asset class includes a range of investment products, such as real estate funds, hedge funds, private equity funds, funds of hedge funds and funds of private equity funds. Prior period amounts have been reclassified to conform to the current period’s presentation.
(4)	Amount represents Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.

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Activity in Asset Management’s customer assets under management or supervision were as follows:

	Three Months Ended May 31,		Six Months Ended May 31,
	2007(1)	2006(1)	2007(1)	2006(1)
	(dollars in billions)
Balance at beginning of period	$521	$455	$496	$443
Net flows by distribution channel:
Americas Retail Morgan Stanley brand	—	(2)	(2)	(5)
Americas Retail Van Kampen brand	—	(1)	—	(1)
Americas Intermediary(2)	2	4	3	6
U.S. Institutional	1	(5)	1	(10)
Non-U.S.	4	3	9	4

Net inflows/(outflows) excluding money markets	7	(1)	11	(6)

Money market net flows:
Institutional	4	(1)	6	3
Retail	(2)	(3)	(3)	(9)

Total money market net flows	2	(4)	3	(6)

Net market appreciation	28	4	42	23

Total net increase	37	(1)	56	11
Acquisitions	1	—	7	—
Net increase in share of minority interest assets(3)	1	—	1	—

Balance at end of period	$560	$454	$560	$454

(1)	Assets under management or supervision and net flows by distribution channel have been restated for all periods presented to include amounts related to real estate funds previously managed within Institutional Securities. Additionally, the amounts reported for these real estate funds have been redefined to reflect the Company’s invested equity in those funds. Previously, these amounts were disclosed on a gross real estate asset basis, which included leverage.
(2)	Americas Intermediary channel primarily represents client flows through defined contribution, insurance and bank trust platforms.
(3)	Amount represents Asset Management’s proportional share of assets managed by entities in which it owns a minority interest.

Net inflows (excluding money markets) in the quarter and six month period ended May 31, 2007 were primarily associated with positive flows from non-U.S. clients. Inflows in the six month period were partially offset by outflows in the Americas Retail Morgan Stanley branded channel. For the quarter and six month period ended May 31, 2007, positive flows into institutional liquidity assets were partially offset by outflows from certain money market funds that were impacted by the growth of Global Wealth Management Group’s bank deposit program.

Other.    Other revenues were $18 million and $52 million in quarter and six month periods ended May 31, 2007 as compared with $5 million and $11 million, respectively, in the prior-year periods. The increase in both periods was primarily due to revenue recognized from the Company’s minority stakes in Avenue Capital Group and Lansdowne Partners, which were acquired in the fourth quarter of fiscal 2006.

Non-Interest Expenses.    Non-interest expenses increased 90% and 82% in the quarter and six month period ended May 31, 2007. The increase in both periods primarily reflected an increase in compensation and benefits expense and higher non-compensation expenses. Compensation and benefits expense increased 124% and 130% in the quarter and six month period, primarily reflecting higher incentive-based compensation accruals due to higher net revenues, expenses associated with certain employee deferred compensation plans, as well as investments in the business. The increase in the six month period was partially offset by Asset Management’s share ($28 million) of the incremental compensation expense related to equity awards to retirement-eligible employees that was recorded in the first quarter of fiscal 2006 (see “Other Items—Stock Based-Compensation” herein). Excluding compensation and benefits expense, non-interest expenses increased 45% and 28% in the quarter and six month period. Occupancy and equipment expense increased 24% in both the quarter and six

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month period, primarily due to higher rental costs associated with acquisition of FrontPoint and new business initiatives. Brokerage, clearing and exchange fees increased 7% in the quarter and decreased 3% in the six month period. The increase in the quarter was primarily due to higher costs associated with the launch of new products. The decrease in the six month period was primarily due to a lower amortization expense associated with a lower level of deferred costs in recent periods due to a decrease in sales of certain open-ended funds, partially offset by higher costs associated with new products. Information processing and communications expense increased 27% and 33% in the quarter and six month period primarily due to higher costs associated with FrontPoint and new business initiatives. Professional services expense increased 100% in the quarter and 52% in the six month period, primarily due to higher sub-advisory and legal fees. Other expenses increased $43 million in the quarter and $60 million in the six month period ended May 31, 2007. The increase in both periods was primarily due to an insurance reimbursement received in the second quarter of fiscal 2006 related to certain legal matters and the amortization of intangible assets associated with acquisitions and minority stakes.

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Other Items.

Deferred Compensation Plans.

The Company maintains various deferred compensation plans for the benefit of certain employees. Beginning in the quarter ended February 28, 2007, increases or decreases in assets or earnings associated with such plans are reflected in net revenues, and increases or decreases in liabilities associated with such plans are reflected in compensation expense. Previously, the increases or decreases in assets and liabilities associated with these plans were both recorded in net revenues. The amount of the reclassification that was recorded within net revenues was $245 million in the quarter ended February 28, 2007 and $93 million and $187 million for the quarter and six month period ended May 31, 2006. Prior periods have been reclassified to conform to the current presentation.

Stock-Based Compensation.

For stock-based awards issued prior to the adoption of SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”) as of December 1, 2004, the Company’s accounting policy for awards granted to retirement-eligible employees was to recognize compensation cost over the service period specified in the award terms. The Company accelerates any unrecognized compensation cost for such awards if and when a retirement-eligible employee leaves the Company.

For fiscal 2005 year-end stock-based compensation awards that were granted to retirement-eligible employees in December 2005, the Company recognized the compensation cost for such awards on the date of grant instead of over the service period specified in the award terms. As a result, the Company recorded non-cash incremental compensation expenses of approximately $378 million in the first quarter of fiscal 2006 for stock-based awards granted to retirement-eligible employees as part of the fiscal 2005 year-end award process and for awards granted to retirement-eligible employees, including new hires, in the first quarter of fiscal 2006. These incremental expenses were included within Compensation and benefits expense and reduced income before taxes within the Institutional Securities ($270 million), Global Wealth Management Group ($80 million) and Asset Management ($28 million) business segments.

Discontinued Operations.

Quilter.    On February 28, 2007, the Company sold Quilter, which was formerly included within the Global Wealth Management Group business segment. The results of Quilter are included within discontinued operations for all periods presented through the date of sale. The results for discontinued operations in the quarter ended February 28, 2007 also included a gain of $168 million ($109 million after-tax) on disposition (see Note 15 to the condensed consolidated financial statements).

Aircraft Leasing.    On March 24, 2006, the Company sold its aircraft leasing business to Terra Firma, a European private equity group. The results for discontinued operations in the quarter ended February 28, 2006 included a loss of $125 million ($75 million after-tax) related to the impact of the finalization of the sales proceeds and balance sheet adjustments related to the closing. The results for discontinued operations in the second quarter of 2006 included the results of operations of the aircraft leasing business through the date of sale.

Discover.    On June 30, 2007, the Company completed the Discover Spin-off. The Company distributed all of the outstanding shares of DFS common stock, par value $0.01 per share, to the Company’s stockholders of record as of June 18, 2007. The Company’s stockholders received one share of DFS common stock for every two shares of the Company’s common stock. Stockholders received cash in lieu of fractional shares for amounts less than one full DFS share. The Company received a tax ruling from the Internal Revenue Service that, based on customary representations and qualifications, the distribution was tax-free to the Company’s stockholders for U.S. federal income tax purposes. The Company distributed net assets of $5,558 million to shareholders on the date of the Discover Spin-off, which was recorded as a reduction of the Company’s retained earnings.

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The Discover Spin-off allows the Company to focus its efforts on more closely aligned firm-wide strategic priorities within its Institutional Securities, Global Wealth Management Group and Asset Management business segments.

The results of DFS prior to the Discover Spin-off are included within discontinued operations for all periods presented.

The results of discontinued operations include interest expense that was allocated based upon borrowings that were specifically attributable to DFS’s operations through intercompany transactions existing prior to the Discover Spin-off. For the three months ended May 31, 2007 and 2006, the amount of interest expense reclassified to discontinued operations was approximately $57 million and $50 million, respectively. Interest expense reclassified to discontinued operations in the six months ended May 31, 2007 and 2006 was approximately $145 million and $112 million, respectively.

Business and Other Acquisitions.

JM Financial.     On February 22, 2007, the Company announced that it would dissolve its India joint venture with JM Financial. The Company has reached an agreement in principle to purchase the joint venture’s institutional equities sales, trading and research platform by acquiring JM Financial’s 49% interest and selling the Company’s 49% interest in the joint venture’s investment banking, fixed income and retail operation to JM Financial.

CityMortgage Bank.    On December 21, 2006, the Company acquired CityMortgage Bank (“CityMortgage”), a Moscow-based mortgage bank that specializes in originating, servicing and securitizing residential mortgage loans in the Russian Federation. Since the acquisition date, the results of CityMortgage have been included within the Institutional Securities business segment.

Olco Petroleum Group Inc.    On December 15, 2006, the Company acquired a 60% equity stake in Olco Petroleum Group Inc. (“Olco”), a petroleum products marketer and distributor based in eastern Canada. Since the acquisition date, the results of Olco have been included within the Institutional Securities business segment.

Saxon Capital, Inc.    On December 4, 2006, the Company acquired Saxon, a servicer and originator of residential mortgages. Since the acquisition date, the results of Saxon have been included within the Institutional Securities business segment.

FrontPoint Partners.    On December 4, 2006, the Company acquired FrontPoint, a provider of absolute return investment strategies. Since the acquisition date, the results of FrontPoint have been included within the Asset Management business segment.

Coleman Litigation.

In the first quarter of fiscal 2005, the Company recorded a $360 million charge related to the Coleman litigation matter (see Note 8 to the condensed consolidated financial statements). For further information, refer to “Legal Proceedings” in Part II, Item 1 herein, “Legal Proceedings” in Part II, Item I of the Quarterly Report on Form 10-Q for the quarter ended February 28, 2007 and “Legal Proceedings” in Part I, Item 3 of the Form 10-K.

On March 21, 2007, the District Court of Appeal for the Fourth District of Florida (the “Court of Appeal”) issued an opinion reversing the trial court’s award for compensatory and punitive damages and remanding the case to the trial court for entry of a judgment for the Company. On June 4, 2007, the Court of Appeal’s March 21, 2007 opinion became final when the Court of Appeal issued an order denying Coleman (Parent) Holdings Inc.’s (“CPH”) motions for rehearing, rehearing en banc and for certification of certain questions for review by the

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Florida Supreme Court. On June 11, 2007, the trial court issued an order cancelling the supersedeas bond that the Company had posted. On July 2, 2007 CPH filed a petition with the Florida Supreme Court asking that court to review the Court of Appeal’s decision.

Income Tax Examinations.

The Company is under continuous examination by the Internal Revenue Service (the “IRS”) and other tax authorities in certain countries, such as Japan and the U.K., and states in which the Company has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 1999-2005. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. The Company has established tax reserves that the Company believes are adequate in relation to the potential for additional assessments. Once established, the Company adjusts tax reserves only when more information is available or when an event occurs necessitating a change to the reserves. The Company believes that the resolution of tax matters will not have a material effect on the condensed consolidated financial condition of the Company, although a resolution could have a material impact on the Company’s condensed consolidated statement of income for a particular future period and on the Company’s effective income tax rate for any period in which such resolution occurs.

Accounting Developments.

Limited Partnerships.    In June 2005, the Financial Accounting Standards Board (“FASB”) ratified the consensus reached in Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF Issue No. 04-5”). Under the provisions of EITF Issue No. 04-5, a general partner in a limited partnership is presumed to control that limited partnership and, therefore, should include the limited partnership in its consolidated financial statements, regardless of the amount or extent of the general partner’s interest unless a simple majority of the limited partners can vote to dissolve or liquidate the partnership or otherwise remove the general partner without having to show cause or the limited partners have substantive participating rights that can overcome the presumption of control by the general partner. EITF Issue No. 04-5 was effective immediately for all newly formed limited partnerships and existing limited partnerships for which the partnership agreements have been modified. For all other existing limited partnerships for which the partnership agreements have not been modified, the Company adopted EITF Issue No. 04-5 on December 1, 2006. The adoption of EITF Issue No. 04-5 on December 1, 2006 did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting for Certain Hybrid Financial Instruments.    In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”). SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. The Company adopted SFAS No. 155 on December 1, 2006. Since SFAS No. 159 incorporates accounting and disclosure requirements that are similar to SFAS No. 155, the Company decided to apply SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), rather than SFAS No. 155, to its fair value elections for hybrid financial instruments. See “Fair Value Option” below.

Accounting for Servicing of Financial Assets.    In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if

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practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. The Company adopted SFAS No. 156 on December 1, 2006 and has elected to fair value servicing rights held as of the date of adoption. This election did not have a material impact on the Company’s opening balance of Retained earnings as of December 1, 2006. The Company also elected to fair value servicing rights acquired after December 1, 2006.

Accounting for Uncertainty in Income Taxes.    In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for the Company as of December 1, 2007. The Company is currently evaluating the potential impact of adopting FIN 48.

Fair Value Measurements.    In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In addition, SFAS No. 157 disallows the use of block discounts for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market, and nullifies select guidance provided by EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (“EITF Issue No. 02-3”), which prohibited the recognition of trading gains or losses at the inception of a derivative contract, unless the fair value of such derivative is obtained from a quoted market price, or other valuation technique that incorporates observable market data. SFAS No. 157 also requires the Company to consider its own credit spreads when measuring the fair value of liabilities, including derivatives. Effective December 1, 2006, the Company elected early adoption of SFAS No. 157. In accordance with the provisions of SFAS No. 157 related to block discounts and EITF Issue No. 02-3, the Company recorded a cumulative effect adjustment of approximately $80 million after-tax as an increase to the opening balance of Retained earnings as of December 1, 2006, which was primarily associated with EITF Issue No. 02-3. The impact of considering the Company’s own credit spreads when measuring the fair value of liabilities, including derivatives, did not have a material impact on fair value measurements at the date of adoption. With the adoption of SFAS No. 157, the Company no longer applies the revenue recognition criteria of EITF Issue No. 02-3.

Employee Benefit Plans.    In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit and postretirement plans as an asset or liability in the financial statements and requires the measurement of defined benefit and postretirement plan assets and obligations as of the end of the employer’s fiscal year. SFAS No. 158’s requirement to recognize the funded status in the financial statements is effective for fiscal years ending after December 15, 2006, and its requirement to use the fiscal year-end date as the measurement date is effective for fiscal years ending after December 15, 2008. The Company is currently assessing the impact that SFAS No. 158 will have on its condensed consolidated financial statements.

Fair Value Option.    In February 2007, the FASB issued SFAS No. 159. SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. Effective December 1, 2006, the Company elected early adoption of SFAS No. 159. As a result of the adoption of SFAS No. 159, the Company recorded a cumulative effect adjustment of approximately $102 million after-tax as an increase to the opening balance of Retained earnings as of December 1, 2006.

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Investment Company Accounting.    In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 07–1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA “Audit and Accounting Guide Investment Companies” (the “Guide”). SOP 07-1 addresses whether the specialized industry accounting principles of the Guide should be retained by a parent company in consolidation. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for the Company as of December 1, 2008. In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 46R-7, “Application of FIN 46R to Investment Companies,” which amends FASB Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), to make permanent the temporary deferral of the application of FIN 46R to entities within the scope of the revised audit guide under SOP 07-1. FSP FIN No. 46R-7 is effective upon adoption of SOP 07-1. The Company is currently evaluating the potential impact of adopting SOP 07-1 and FSP FIN 46R-7.

Dividends on Share-Based Payment Awards. In June 2007, the EITF reached consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF Issue No. 06-11 requires that the tax benefit related to dividend equivalents paid on restricted stock units that are expected to vest be recorded as an increase to additional paid-in capital. The Company currently accounts for this tax benefit as a reduction to its income tax provision. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The Company is currently evaluating the potential impact of adopting EITF Issue No. 06-11.

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Critical Accounting Policies.

The Company’s condensed consolidated financial statements are prepared in accordance with U.S. GAAP, which requires the Company to make estimates and assumptions (see Note 1 to the condensed consolidated financial statements). The Company believes that of its significant accounting policies (see Note 2 to the consolidated financial statements for the fiscal year ended November 30, 2006 included in Exhibit 99.1 to this Current Report on Form 8-K), the following may involve a higher degree of judgment and complexity.

Fair Value.

Overview.    The Company’s financial instruments owned and financial instruments sold, not yet purchased are recorded at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

As a result of the Company’s adoption of SFAS No. 159 on December 1, 2006, the Company elected the fair value option for certain instruments. Such instruments included loans and other financial instruments held by subsidiaries that are not registered broker-dealers as defined in the AICPA Audit and Accounting Guide, Brokers and Dealers in Securities, or that are not held by investment companies as defined in the AICPA Audit and Accounting Guide, Investment Companies. A substantial portion of these positions, as well as the financial instruments included within Other secured financings, had been accounted for by the Company at fair value prior to the adoption of SFAS No. 159. Changes in the fair value of these positions are included within Principal transactions—trading revenues in the Company’s condensed consolidated statements of income.

Financial Instruments Used for Trading.    Financial instruments owned and Financial instruments sold, not yet purchased, which include cash and derivative products, are recorded at fair value in the condensed consolidated statements of financial condition, and gains and losses are reflected net in Principal transactions—trading revenues in the condensed consolidated statements of income.

The fair value of the Company’s financial instruments are generally based on or derived from bid prices or parameters for Financial instruments owned and ask prices or parameters for Financial instruments sold, not yet purchased.

A substantial percentage of the fair value of the Company’s financial instruments used for trading is based on observable market prices, observable market parameters, or is derived from such prices or parameters. The availability of observable market prices and pricing parameters can vary from product to product. Where available, observable market prices and pricing parameters in a product (or a related product) may be used to derive a price without requiring significant judgment. In certain markets, such as for products that are less actively traded, observable market prices or market parameters are not available, and fair value is determined using techniques appropriate for each particular product. These techniques involve some degree of judgment.

In the case of financial instruments transacted on recognized exchanges, the observable prices represent quotations for completed transactions from the exchange on which the financial instrument is principally traded. Also, as a result of the adoption of SFAS No. 157 on December 1, 2006, the Company no longer utilizes block discounts in cases where it has large holdings of unrestricted financial instruments with quoted prices that are readily and regularly available in an active market.

The price transparency of the particular product will determine the degree of judgment involved in determining the fair value of the Company’s financial instruments. Price transparency is affected by a wide variety of factors, including, for example, the type of product, whether it is a new product and not yet established in the marketplace, and the characteristics particular to the transaction. Products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters will generally have a higher degree of price transparency. By contrast, products that are thinly traded or not quoted will generally have

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reduced to no price transparency. Even in normally active markets, the price transparency for actively quoted instruments may be reduced for periods of time during periods of market dislocation. Alternatively, in thinly quoted markets, the participation of market-makers willing to purchase and sell a product provides a source of transparency for products that otherwise are not actively quoted or during periods of market dislocation. For further information on the observability of the pricing inputs used to determine the fair value of the Company’s financial instruments, see Note 18 to the condensed consolidated financial statements.

The Company’s financial instruments used for trading include both cash and derivative products. Cash products include securities issued by the U.S. government and its agencies, other sovereign debt obligations, certain corporate and other debt securities, corporate equity securities, exchange traded funds and physical commodities. The fair value of these products is based principally on observable market prices or is derived using observable market parameters. These products generally do not entail a significant degree of judgment in determining fair value. Examples of products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters include securities issued by the U.S. government and its agencies, exchange traded corporate equity securities, most municipal debt securities, most corporate debt securities, most high-yield debt securities, physical commodities, certain tradable loan products and most mortgage-backed securities.

In certain circumstances, principally involving loan products and other financial instruments held for securitization transactions, the Company determines fair value from within the range of bid and ask prices such that fair value indicates the value likely to be realized in a current market transaction. Bid prices reflect the price that the Company and others pay, or stand ready to pay, to originators of such assets. Ask prices represent the prices that the Company and others require to sell such assets to the entities that acquire the financial instruments for purposes of completing the securitization transactions. Generally, the fair value of such acquired assets is based upon the bid price in the market for the instrument or similar instruments. In general, the loans and similar assets are valued at bid pricing levels until structuring of the related securitization is substantially complete and such that the value likely to be realized in a current transaction is consistent with the price that a securitization entity will pay to acquire the financial instruments. Factors affecting securitized value and investor demand relating specifically to loan products include, but are not limited to, loan type, underlying property type and geographic location, loan interest rate, loan to value ratios, debt service coverage ratio, investor demand and credit enhancement levels.

In addition, some cash products exhibit little or no price transparency, and the determination of fair value requires more judgment. Examples of cash products with little or no price transparency include certain high-yield debt, certain collateralized mortgage obligations, certain tradable loan products, distressed debt securities (i.e., securities of issuers encountering financial difficulties, including bankruptcy or insolvency) and equity securities that are not publicly traded. Generally, the fair value of these types of cash products is determined using one of several valuation techniques appropriate for the product, which can include cash flow analysis, revenue or net income analysis, default recovery analysis (i.e., analysis of the likelihood of default and the potential for recovery) and other analyses applied consistently.

The Company’s derivative products include exchange traded and OTC derivatives. Exchange traded derivatives have valuation attributes similar to the cash products valued using observable market prices or market parameters described above. OTC derivatives, whose fair value is derived using pricing models, include a wide variety of instruments, such as interest rate swap and option contracts, foreign currency option contracts, credit and equity swap and option contracts, and commodity swap and option contracts.

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The following table presents the fair value of the Company’s exchange traded and OTC derivatives included within Financial instruments owned and Financial instruments sold, not yet purchased (dollars in millions):

	At May 31, 2007		At November 30, 2006
	Assets	Liabilities	Assets	Liabilities
Exchange traded	$12,545	$16,550	$12,554	$17,094
OTC	43,916	42,369	42,889	40,397

Total	$56,461	$58,919	$55,443	$57,491

The fair value of OTC derivative contracts is derived primarily using pricing models, which may require multiple market input parameters. Where appropriate, valuation adjustments are made to account for credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable market data where available. The Company also uses pricing models to manage the risks introduced by OTC derivatives. Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed-form analytic formulae, such as the Black-Scholes option pricing model, simulation models or a combination thereof, applied consistently. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. Pricing models take into account the contract terms, including the maturity, as well as market parameters such as interest rates, volatility and the creditworthiness of the counterparty. As a result of the Company’s adoption of SFAS No. 157 on December 1, 2006, the impact of the Company’s own credit spreads are also considered when measuring the fair value of liabilities, including certain OTC derivative contracts.

Prior to the adoption of SFAS No. 157 on December 1, 2006, the Company followed the provisions of EITF Issue No. 02-3 (see “Other Items—Accounting Developments” herein). Under EITF Issue No. 02-3, in the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, revenue recognition at the inception of an OTC derivative financial instrument was not permitted. Such revenue was recognized in income at the earlier of when there was market value observability or at the end of the contract period. In the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, fair value was based on the transaction price. With the adoption of SFAS No. 157, the Company is no longer applying the revenue recognition criteria of EITF Issue No. 02-3.

Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets, as is the case for generic interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Company using pricing models fall into this category. Other derivative products, typically the newest and most complex products, will require more judgment in the implementation of the modeling technique applied due to the complexity of the modeling assumptions and the reduced price transparency surrounding the model’s market parameters. The Company manages its market exposure for OTC derivative products primarily by entering into offsetting derivative contracts or other related financial instruments. The Company’s trading divisions, the Financial Control Department and the Market Risk Department continuously monitor the price changes of the OTC derivatives in relation to the offsetting positions. For a further discussion of the price transparency of the Company’s OTC derivative products, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management—Credit Risk” in Part II, Item 7A of the Form 10-K.

Investment Activities.    Substantially all equity and debt investments purchased in connection with private equity and other investment activities are recorded at fair value and are included within Financial instruments owned—Investments in the condensed consolidated statements of financial condition, and gains and losses are primarily reflected in Principal transactions—investment revenues. The carrying value of such investments

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reflects expected exit values based upon appropriate valuation techniques applied on a consistent basis. Such techniques employ various market, income and cost approaches to determine fair value at the measurement date. The Company’s partnership interests are included within Financial instruments owned—Investments in the condensed consolidated statements of financial condition and are recorded based upon changes in the fair value of the underlying partnership’s net assets.

Fair Value Control Processes.    The Company employs control processes to validate the fair value of its financial instruments, including those derived from pricing models. These control processes are designed to assure that the values used for financial reporting are based on observable market prices or market-based parameters wherever possible. In the event that market prices or parameters are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and that the assumptions are reasonable. These control processes include reviews of the pricing model’s theoretical soundness and appropriateness by Company personnel with relevant expertise who are independent from the trading desks. Additionally, groups independent from the trading divisions within the Financial Control and Market Risk Departments participate in the review and validation of the fair values generated from pricing models, as appropriate. Where a pricing model is used to determine fair value, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model. Consistent with market practice, the Company has individually negotiated agreements with certain counterparties to exchange collateral (“margining”) based on the level of fair values of the derivative contracts they have executed. Through this margining process, one party or both parties to a derivative contract provides the other party with information about the fair value of the derivative contract to calculate the amount of collateral required. This sharing of fair value information provides additional support of the Company’s recorded fair value for the relevant OTC derivative products. For certain OTC derivative products, the Company, along with other market participants, contributes derivative pricing information to aggregation services that synthesize the data and make it accessible to subscribers. This information is then used to evaluate the fair value of these OTC derivative products. For more information regarding the Company’s risk management practices, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A of the Form 10-K.

Allowance for Consumer Loan Losses.

The allowance for consumer loan losses in the Company’s Discover business was established through a charge to the provision for consumer loan losses. As a result of the completion of the Discover Spin-off, the provision for consumer loan losses has been reclassified to discontinued operations. Provisions were made to reserve for estimated losses in outstanding loan balances. The allowance for consumer loan losses was a significant estimate that represented management’s estimate of probable losses inherent in the consumer loan portfolio. The allowance for consumer loan losses was primarily applicable to the owned homogeneous consumer credit card loan portfolio and was evaluated quarterly for adequacy.

In estimating the allowance for consumer loan losses, the Company used a systematic and consistently applied approach. This process started with a migration analysis (a technique used to estimate the likelihood that a consumer loan would progress through the various stages of delinquency and ultimately charge-off) of delinquent and current consumer credit card accounts in order to determine the appropriate level of the allowance for consumer loan losses. The migration analysis considered uncollectible principal, interest and fees reflected in consumer loans. In evaluating the adequacy of the allowance for consumer loan losses, management also considered factors that may have impacted credit losses, including current economic conditions, recent trends in delinquencies and bankruptcy filings, account collection management, policy and regulatory changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties. A provision for consumer loan losses was charged against earnings to maintain the allowance for consumer loan losses at an appropriate level.

Legal, Regulatory and Tax Contingencies.

In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a

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global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or in financial distress.

The Company is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. The number of these reviews, investigations and proceedings has increased in recent years with regard to many firms in the financial services industry, including the Company.

Reserves for litigation and regulatory proceedings are generally determined on a case-by-case basis and represent an estimate of probable losses after considering, among other factors, the progress of each case, prior experience and the experience of others in similar cases, and the opinions and views of internal and external legal counsel. Given the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss, if any, related to such matters, how such matters will be resolved, when they will ultimately be resolved or what the eventual settlement, fine, penalty or other relief, if any, might be.

The Company is subject to the income and indirect tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which the Company has significant business operations. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. The Company must make judgments and interpretations about the application of these inherently complex tax laws when determining the provision for income taxes and the expense for indirect taxes and must also make estimates about when in the future certain items affect taxable income in the various tax jurisdictions. Disputes over interpretations of the tax laws may be settled with the taxing authority upon examination or audit. The Company regularly assesses the likelihood of assessments in each of the taxing jurisdictions resulting from current and subsequent years’ examinations, and tax reserves are established as appropriate.

The Company establishes reserves for potential losses that may arise out of litigation, regulatory proceedings and tax audits to the extent that such losses are probable and can be estimated in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS No. 5”). Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change. Significant judgment is required in making these estimates, and the actual cost of a legal claim, tax assessment or regulatory fine/penalty may ultimately be materially different from the recorded reserves, if any.

See Notes 8 and 17 to the condensed consolidated financial statements for additional information on legal proceedings and income tax examinations.

Special Purpose Entities.

The Company enters into a variety of transactions with special purpose entities (“SPE”), primarily in connection with securitization activities. The Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds, credit card loans and other types of financial instruments. In most cases, these SPEs are deemed to be variable interest entities (“VIE”). Unless a VIE is determined to be a qualifying special purpose entity (“QSPE”), the Company is required under accounting guidance to perform an analysis of each VIE at the date upon which the Company becomes involved with it to determine whether the Company is the primary

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beneficiary of the VIE, in which case the Company must consolidate the VIE. QSPEs are not consolidated. The determination of whether an SPE meets the accounting requirements of a QSPE requires significant judgment, particularly in evaluating whether the permitted activities of the SPE are significantly limited and in determining whether derivatives held by the SPE are passive and nonexcessive. In addition, the analysis involved in determining whether an entity is a VIE, and in determining the primary beneficiary of a VIE, also requires significant judgment.

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Liquidity and Capital Resources.

The Company’s senior management establishes the overall liquidity and capital policies of the Company. Through various risk and control committees, the Company’s senior management reviews business performance relative to these policies, monitors the availability of alternative sources of financing, and oversees the liquidity and interest rate and currency sensitivity of the Company’s asset and liability position. These committees, along with the Company’s Treasury Department and other control groups, also assist in evaluating, monitoring and controlling the impact that the Company’s business activities have on its condensed consolidated balance sheet, liquidity and capital structure, thereby helping to ensure that its business activities are integrated with the Company’s liquidity and capital policies.

The Company’s liquidity and funding risk management policies are designed to mitigate the potential risk that the Company may be unable to access adequate financing to service its financial obligations when they come due without material, adverse franchise or business impact. The key objectives of the liquidity and funding risk management framework are to support the successful execution of the Company’s business strategies while ensuring ongoing and sufficient liquidity through the business cycle and during periods of financial distress. The principal elements of the Company’s liquidity framework are the cash capital policy, the liquidity reserve and stress testing through the contingency funding plan. Comprehensive financing guidelines (collateralized funding, long-term funding strategy, surplus capacity, diversification, staggered maturities and committed credit facilities) support the Company’s target liquidity profile.

For a more detailed summary of the Company’s Liquidity and Capital Policies and funding sources, including committed credit facilities and off-balance sheet funding, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in Part II, Item 7 of the Form 10-K.

The Balance Sheet.

The Company monitors and evaluates the composition and size of its balance sheet. Given the nature of the Company’s market-making and customer financing activities, the size of the balance sheet fluctuates from time to time. A substantial portion of the Company’s total assets consists of highly liquid marketable securities and short-term receivables arising principally from its Institutional Securities sales and trading activities. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.

The Company’s total assets increased to $1,199,993 million at May 31, 2007 from $1,121,192 million at November 30, 2006. The increase was primarily due to increases in financial instruments owned (largely driven by increases in corporate and other debt and corporate equities) and securities received as collateral, partially offset by a decrease in securities borrowed and securities purchased under agreements to resell.

Within the sales and trading related assets and liabilities are transactions attributable to securities financing activities. Securities financing assets and liabilities as of May 31, 2007 were $669 billion and $654 billion, respectively. Securities financing transactions include repurchase and resale agreements, securities borrowed and loaned transactions, securities received as collateral and obligation to return securities received, customer receivables/payables and related segregated customer cash.

Securities financing assets and liabilities include matched book transactions with minimal market, credit and/or liquidity risk. These matched book transactions are to accommodate customers, as well as to obtain securities for the settlement and finance of inventory positions. The customer receivable/payable portion of the securities financing transactions includes customer margin loans, collateralized by customer owned securities, and customer cash, which is segregated in order to satisfy regulatory requirements. The Company’s exposure on these transactions is limited by collateral maintenance policies, which limits the Company’s credit exposure to customers.

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Balance sheet leverage ratios are one indicator of capital adequacy when viewed in the context of a company’s overall liquidity and capital policies. The Company views the adjusted leverage ratio as a more relevant measure of financial risk when comparing financial services firms and evaluating leverage trends. The Company has adopted a definition of adjusted assets that excludes certain self-funded assets considered to have minimal market, credit and/or liquidity risk. These low-risk assets generally are attributable to the Company’s matched book and securities lending businesses. Adjusted assets are calculated by reducing gross assets by aggregate resale agreements and securities borrowed less non-derivative short positions and assets recorded under certain provisions of SFAS No. 140 and FIN 46R. Gross assets are also reduced by the full amount of cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements. The adjusted leverage ratio reflects the deduction from shareholders’ equity of the amount of equity used to support goodwill and intangible assets (as the Company does not view this amount of equity as available to support its risk capital needs). In addition, the Company views junior subordinated debt issued to capital trusts as a component of its capital base given the inherent characteristics of the securities. These characteristics include the long-dated nature (e.g., some have final maturity at issuance of 30 years extendible at the Company’s option by a further 19 years, others have a 60-year final maturity at issuance), the Company’s ability to defer coupon interest for up to 20 consecutive quarters and the subordinated nature of the obligations in the capital structure. The Company also receives rating agency equity credit for these securities.

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The following table sets forth the Company’s total assets, adjusted assets and leverage ratios as of May 31, 2007 and November 30, 2006 and for the average month-end balances during the quarter and six month period ended May 31, 2007:

	Balance at		Average Month-End Balance(1)
	May 31, 2007	November 30, 2006	For the Quarter Ended May 31, 2007	For the Six Month Period Ended May 31, 2007
	(dollars in millions, except ratio data)
Total assets	$1,199,993	$1,121,192	$1,230,345	$1,201,003
Less: Securities purchased under agreements to resell	(144,051)	(175,787)	(173,354)	(179,419)
Securities borrowed	(252,213)	(299,631)	(292,666)	(296,144)
Add: Financial instruments sold, not yet purchased	166,549	183,119	172,203	170,251
Less: Derivative contracts sold, not yet purchased	(58,919)	(57,491)	(53,499)	(53,216)

Subtotal	911,359	771,402	883,029	842,475
Less: Cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements(2)	(47,114)	(29,565)	(41,776)	(36,879)
Assets recorded under certain provisions of SFAS No. 140 and FIN 46R	(155,692)	(100,236)	(139,826)	(126,821)
Goodwill and net intangible assets(3)	(4,132)	(3,443)	(4,167)	(4,083)

Adjusted assets	$704,421	$638,158	$697,260	$674,692

Common equity	$38,411	$34,264	$37,381	$36,391
Preferred equity	1,100	1,100	1,100	1,100

Shareholders’ equity	39,511	35,364	38,481	37,491
Junior subordinated debt issued to capital trusts	4,874	4,884	4,877	4,880

Subtotal	44,385	40,248	43,358	42,371
Less: Goodwill and net intangible assets(3)	(4,132)	(3,443)	(4,167)	(4,083)

Tangible shareholders’ equity	$40,253	$36,805	$39,191	$38,288

Leverage ratio(4)	29.8x	30.5x	31.4x	31.4x

Adjusted leverage ratio(5)	17.5x	17.3x	17.8x	17.6x

(1)	Average balances for the second quarter of fiscal 2007 were calculated based upon month-end balances from February 2007 through May 2007. Average balances for the six month period ended May 31, 2007 were calculated based upon month-end balances from November 2006 through May 2007.
(2)	In the second quarter of fiscal 2007, the adjusted assets calculation was revised in order to reduce gross assets by the full amount of cash and securities deposited with clearing organizations or segregated under federal and other regulations or requirements. All prior periods have been restated to conform with the current presentation.
(3)	Effective December 1, 2006, mortgage servicing rights have been included in net intangible assets. Amounts as of November 30, 2006 have been reclassified to conform with the current presentation.
(4)	Leverage ratio equals total assets divided by tangible shareholders’ equity.
(5)	Adjusted leverage ratio equals adjusted assets divided by tangible shareholders’ equity.

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Activity in the Six Month Period Ended May 31, 2007.

The Company’s total capital consists of shareholders’ equity, long-term borrowings (debt obligations scheduled to mature in more than 12 months) and junior subordinated debt issued to capital trusts. At May 31, 2007, total capital was $187,250 million, an increase of $25,116 million from November 30, 2006. The Company redeemed all $66 million of its outstanding Capital Units on February 28, 2007.

During the six month period ended May 31, 2007, the Company issued senior notes with a carrying value at quarter-end aggregating $41.1 billion, including non-U.S. dollar currency notes aggregating $18.6 billion. In connection with the note issuances, the Company has entered into certain transactions to obtain floating interest rates based primarily on short-term London Interbank Offered Rates (“LIBOR”) trading levels. At May 31, 2007, the aggregate outstanding principal amount of the Company’s Senior Indebtedness (as defined in the Company’s senior debt indentures) was approximately $193 billion (including guaranteed obligations of the indebtedness of subsidiaries). The weighted average maturity of the Company’s long-term borrowings, based upon stated maturity dates, was approximately 5.6 years at May 31, 2007.

During the six month period ended May 31, 2007, the Company purchased approximately $2.6 billion of its common stock (approximately 33 million shares) through open market purchases at an average cost of $79.57 (see also “Unregistered Sales of Equity Securities and Use of Proceeds” in Part II, Item 2). In December 2006, the Company announced that its Board of Directors had authorized the repurchase of up to $6 billion of the Company’s outstanding common stock. This share repurchase authorization considers, among other things, business segment capital needs, as well as equity-based compensation and benefit plan requirements. The Company expects to exercise the authorization over 12-18 months at prices the Company deems appropriate, subject to its unallocated capital position, market conditions and regulatory considerations. As of May 31, 2007, the Company had $3.4 billion remaining under its current share repurchase authorization.

Economic Capital.

The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized. The Company calculates economic capital on a going-concern basis, which is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. Economic capital allocations are evaluated by benchmarking to similarly rated peer firms by business segment. The Company believes this methodology provides an indication of the appropriate level of capital for each business segment as if each were an independent operating entity.

Economic capital requirements are allocated to each business segment and are sub-allocated to product lines as appropriate. This process is intended to align equity capital with the risks in each business, provide business managers with tools for measuring and managing risk, and allow senior management to evaluate risk-adjusted returns (such as return on equity and shareholder value added) to facilitate resource allocation decisions.

The Company’s methodology is based on a going-concern approach that assigns equity to each business based on regulatory capital usage plus additional capital for stress losses, including principal investment risk. Regulatory capital, including additional capital assigned for goodwill and intangible assets, is a minimum requirement to ensure the Company’s access to funding and credibility in the market. The Company believes it must be able to sustain stress losses and maintain capital substantially above regulatory minimums while supporting ongoing business activities. The difference between the Company’s consolidated book equity and aggregate equity requirements denotes the Company’s unallocated capital position, which is not currently reflected in business segment performance metrics.

The Company assesses stress loss capital across various dimensions of market, credit, business and operational risks. Stress losses are defined at the 90% to 95% confidence interval in order to capture worst potential losses in 10 to 20 years. Stress loss calculations are tangible and transparent and avoid reliance on extreme loss statistical models.

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Market risk scenarios capture systematic, idiosyncratic and random market risk through the use of internal market stress data. Credit risk is included in the form of idiosyncratic counterparty default events. Business risk incorporates earnings volatility due to variability in revenue flows, with estimates on the mix of fixed versus variable expenses at various points in the business cycle. Operational stress losses primarily reflect legal risk across the Company.

The Company may enhance the economic capital model and allocation methodology over time in response to changes in the business and regulatory environment to ensure that the model continues to reflect the risks inherent in the Company’s business activities and to reflect changes in the drivers of the level and cost of required capital.

In the quarter and six month period ended May 31, 2007, economic capital requirements have been met by regulatory Tier 1 equity (including common shareholders’ equity, certain preferred stock, eligible hybrid capital instruments and deductions of goodwill and certain intangible assets and deferred tax assets), subject to regulatory limits.

The following table presents the Company’s allocated average Tier 1 equity (“economic capital”) for the quarter and six month period ended May 31, 2007 and average common equity for the quarters and six month periods ended May 31, 2007 and 2006:

	Three Months Ended May 31,			Six Months Ended May 31,
	2007		2006	2007		2006
	Average Tier 1 equity	Average common equity	Average common equity	Average Tier 1 equity	Average common equity	Average common equity
	(dollars in billions)
Institutional Securities	$23.7	$22.8	$17.9	$22.4	$21.4	$16.9
Global Wealth Management Group	1.5	1.6	3.1	1.5	1.7	3.2
Asset Management	2.7	3.4	2.3	2.5	3.2	2.2
Unallocated capital	4.2	4.2	2.6	4.6	4.6	3.0

Total—continuing operations	32.1	32.0	25.9	31.0	30.9	25.3
Discontinued operations	4.5	5.4	5.2	4.6	5.5	5.0

Consolidated	$36.6	$37.4	$31.1	$35.6	$36.4	$30.3

The increase in economic capital allocated to Institutional Securities from the prior year periods reflects the increased risk profile that has resulted from the Company’s decisions to invest in key businesses. The Company expects this growth to continue, provided market opportunities continue to warrant such investments. The decrease in the economic capital allocated to Global Wealth Management Group was due to the Company’s reassessment of the amount of capital required to support the market risks and credit risks in Global Wealth Management Group. The incremental equity capital allocated to Asset Management represents primarily capital required for acquisitions and seed investments. The $1.6 billion of incremental unallocated capital under the Tier 1 equity methodology is primarily due to the inclusion of eligible hybrid capital instruments, which is partially offset by the inclusion of certain deferred tax assets.

The Company currently anticipates that unallocated capital will be used for organic growth, additional acquisitions and other capital needs, including repurchases of common stock.

During fiscal 2007, the Company’s shareholders’ equity has been affected by the adoption of SFAS No. 157 and SFAS No. 159 (see “Other Items—Accounting Developments” herein).

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Liquidity Management Policies.

The primary goal of the Company’s liquidity management and financing activities is to ensure adequate funding over a wide range of market environments. Given the highly liquid nature of the Company’s balance sheet, funding requirements are largely fulfilled through the use of collateralized financing. The Company has centralized management of credit-sensitive unsecured funding sources in the Treasury Department. The Company maintains a liquidity management framework in order to meet target liquidity requirements and withstand a contraction in credit availability. The framework components include the Contingency Funding Plan, Liquidity Reserve and Cash Capital.

Contingency Funding Plan.    The Company maintains a Contingency Funding Plan to manage a potential prolonged liquidity contraction over a one-year time period and to provide the ability to conduct business in an orderly manner. The Contingency Funding Plan sets forth a course of action to ensure effective management of a liquidity event. Liquidity risk exposures are regularly evaluated and reported to the Firm Risk Committee and appropriate business segment risk committees.

Liquidity Reserve.    The Company seeks to maintain liquidity reserves to meet daily funding needs and strategic liquidity targets as outlined in the Contingency Funding Plan. Contingency Funding Plans are produced on a parent, bank subsidiary and non-bank subsidiary level. The adequacy of the liquidity reserves are continually assessed and determined based on regular updates to the contingency funding plans.

These liquidity reserves are held in the form of cash deposits with banks and pools of unencumbered securities, which are managed on a global basis. The Company believes that diversifying the form in which its liquidity reserves (cash and securities) are maintained enhances its ability to quickly and efficiently source funding in a stressed environment. The table below summarizes the Company’s liquidity reserves on a parent, bank subsidiary and non-bank subsidiary level. The liquidity held on the bank and non-bank subsidiary level is generally not available to the parent.

		Average Balance
Liquidity Reserve	At May 31, 2007	For the Quarter Ended May 31, 2007	For the Six Month Period Ended May 31, 2007
	(dollars in billions)
Parent	$42	$38	$42
Bank subsidiaries	18	17	12
Discover Bank	7	6	3
Non-bank subsidiaries	14	13	12

Total	$81	$74	$69

Cash Capital.    The Company maintains a Cash Capital Policy to ensure the funding of its balance sheet while repaying financial obligations maturing within the next 12 months without issuing new unsecured debt. The Company attempts to achieve this by maintaining sufficient cash capital (long-term debt and equity capital) to finance illiquid assets and the portion of its securities inventory that is not expected to be financed on a secured basis in a credit-stressed environment.

Committed Credit Facilities.

The maintenance of committed credit facilities serves to further diversify the Company’s funding sources. The Company values committed credit as a secondary component of its liquidity management framework. The committed credit facilities include a diversification of lenders to the Company covering geographic regions, including North America, Europe and Asia.

During the quarter ended May 31, 2007, the Company restructured the Morgan Stanley and Morgan Stanley Japan Securities Co., Ltd. (“MSJS”) Committed Revolving Credit Facility. The Company now maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of

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commercial paper, which consists of three separate tranches: a U.S. dollar tranche; a Japanese yen tranche; and a multicurrency tranche available in both euro and sterling, all of which exist with the Company as the sole borrower (MSJS was removed as an eligible borrower). Under this combined facility (the “Credit Facility”), the banks are committed to provide up to $7.6 billion under the U.S. dollar tranche, 80 billion Japanese yen under the Japanese yen tranche and $3.25 billion under the multicurrency tranche. At May 31, 2007, the Company had a $16.5 billion consolidated stockholders’ equity surplus as compared with the Credit Facility’s covenant requirement.

The Company anticipates that it may utilize the Credit Facility for short-term funding from time to time. The Company does not believe that any of the covenant requirements in its Credit Facility will impair its ability to obtain funding under the Credit Facility, pay its current level of dividends or obtain loan arrangements, letters of credit and other financial guarantees or other financial accommodations. At May 31, 2007, no borrowings were outstanding under the Credit Facility.

Credit Ratings.

The Company’s reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of unsecured financing generally are dependent on the Company’s short-term and long-term credit ratings. Factors that are significant to the determination of the Company’s credit ratings or that otherwise affect its ability to raise short-term and long-term financing include the Company’s level and volatility of earnings, relative positions in the markets in which it operates, geographic and product diversification, retention of key personnel, risk profile, risk management policies, cash liquidity, capital structure, corporate lending credit risk, and legal and regulatory developments. A deterioration in any of the previously mentioned factors or combination of these factors may lead rating agencies to downgrade the credit ratings of the Company, thereby increasing the cost to the Company in obtaining unsecured funding. In addition, the Company’s debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as OTC derivative transactions, including credit derivatives and interest rate swaps.

In connection with certain OTC trading agreements and certain other agreements associated with the Institutional Securities business, the Company would be required to provide additional collateral to certain counterparties in the event of a downgrade by either Moody’s Investors Service or Standard & Poor’s. At May 31, 2007, the amount of additional collateral that would be required in the event of a one-notch downgrade of the Company’s senior debt credit rating was approximately $727 million. Of this amount, $622 million relates to bilateral arrangements between the Company and other parties where upon the downgrade of one party, the downgraded party must deliver incremental collateral to the other. These bilateral downgrade arrangements are a risk management tool used extensively by the Company as credit exposures are reduced if counterparties are downgraded.

As of June 30, 2007, the Company’s credit ratings were as follows:

	Commercial Paper	Senior Debt
Dominion Bond Rating Service Limited	R-1 (middle)	AA (low)
Fitch Ratings(1)	F1+	AA-
Moody’s Investors Service	P-1	Aa3
Rating and Investment Information, Inc.	a-1+	AA
Standard & Poor’s(2)	A-1	A+

(1)	On December 19, 2006, Fitch Ratings changed the outlook on the Company’s senior debt ratings from Stable to Negative.
(2)	On October 27, 2006, Standard & Poor’s changed the outlook on the Company’s senior debt ratings from Stable to Positive.

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Commitments.

The Company’s commitments associated with outstanding letters of credit, other financial guarantees, investment activities, and corporate lending and financing commitments as of May 31, 2007 are summarized below by period of expiration. Since commitments associated with letters of credit, other financial guarantees, and corporate lending and financing arrangements may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	Years to Maturity
	Less than 1	1-3	3-5	Over 5	Total
	(dollars in millions)
Letters of credit and other financial guarantees(1)	$11,876	$—	$—	$—	$11,876
Investment activities	237	73	3	603	916
Investment grade corporate lending commitments(2)	10,733	7,661	21,856	5,078	45,328
Non-investment grade corporate lending commitments(2)	6,722	1,333	7,139	19,566	34,760
Commitments for secured lending transactions(3)	8,246	5,337	800	2,609	16,992
Commitments to purchase mortgage loans(4)	1,062	—	—	—	1,062
Commitments to originate mortgage loans(5)	628	—	—	—	628
Other commitments(6)	842	297	23	—	1,162

Total(7)	$40,346	$14,701	$29,821	$27,856	$112,724

(1)	This amount represents the Company’s outstanding letters of credit and other financial guarantees, which are primarily used to satisfy various collateral requirements.
(2)	The Company’s investment grade and non-investment grade lending commitments are made in connection with corporate lending and other business activities. Credit ratings for commitments are determined by the Company’s Institutional Credit Department using methodologies generally consistent with those employed by external rating agencies. Credit ratings of BB+ or lower are considered non-investment grade.
(3)	This amount represents lending commitments extended by the Company to companies that are secured by assets of the borrower. Loans made under these arrangements typically are at variable rates and generally provide for over-collateralization based upon the creditworthiness of the borrower.
(4)	This amount represents the Company’s forward purchase contracts involving mortgage loans.
(5)	This amount represents residential mortgage loan commitments to individuals.
(6)	This amount includes commercial loan commitments to small businesses and commitments related to securities-based lending activities.
(7)	See Note 8 to the condensed consolidated financial statements.

The table above does not include commitments to extend credit for consumer loans of approximately $269 billion. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness. As a result of the completion of the Discover Spin-off, the Company no longer has these commitments. In addition, in the ordinary course of business, the Company guarantees the debt and/or certain trading obligations (including obligations associated with derivatives, foreign exchange contracts and the settlement of physical commodities) of certain subsidiaries. These guarantees generally are entity or product specific and are required by investors or trading counterparties. The activities of the subsidiaries covered by these guarantees (including any related debt or trading obligations) are included in the Company’s condensed consolidated financial statements.

At May 31, 2007, the Company had commitments to enter into reverse repurchase and repurchase agreements of approximately $118 billion and $77 billion, respectively.

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Regulatory Requirements.

The Company is a consolidated supervised entity (“CSE”) as defined by the SEC. As such, the Company is subject to group-wide supervision and examination by the SEC and to minimum capital requirements on a consolidated basis. As of May 31, 2007, the Company was in compliance with the CSE capital requirements.

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